                                                                    Exhibit A(1)

                          OFFER TO PURCHASE FOR CASH

                 All of the Outstanding Shares of Common Stock
          (Including the Associated Preferred Stock Purchase Rights)

                                      of

                         Pulaski Furniture Corporation

                                      at

                     $22.50 Net Per Share of Common Stock

                                      by

                            Pine Acquisition Corp.

                      A Direct Wholly Owned Subsidiary of

                              Pine Holdings, Inc.


   THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK
       CITY TIME, ON FRIDAY, MAY 5, 2000 UNLESS THE OFFER IS EXTENDED.


   THE OFFER IS CONDITIONED ON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF SHARES OF COMMON STOCK (THE "COMMON STOCK") OF PULASKI FURNITURE CORPORATION (THE "COMPANY"), INCLUDING THE ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS, WHICH, WHEN ADDED TO THE SHARES OF COMMON STOCK, IF ANY, PREVIOUSLY ACQUIRED BY PINE ACQUISITION CORP. CONSTITUTES MORE THAN TWO-THIRDS OF THE OUTSTANDING SHARES OF COMMON STOCK ON A FULLY DILUTED BASIS (EXCLUDING THE EFFECT OF THE RIGHTS (AS DEFINED BELOW)) AND (II) THE RECEIPT BY PINE ACQUISITION CORP. OF THE FINANCING CONTEMPLATED BY A BANK COMMITMENT LETTER. SEE SPECIAL FACTORS--FINANCING OF THE OFFER. THE OFFER IS ALSO SUBJECT TO OTHER TERMS AND CONDITIONS DESCRIBED IN "THE TENDER OFFER--CONDITIONS OF THE OFFER".

   THE BOARD OF DIRECTORS OF THE COMPANY, BASED ON THE UNANIMOUS RECOMMENDATION OF A SPECIAL COMMITTEE OF INDEPENDENT DIRECTORS, HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT (AS HEREINAFTER DEFINED), THE OFFER AND THE MERGER OF PINE ACQUISITION CORP. WITH AND INTO THE COMPANY, HAS DETERMINED THAT THE OFFER AND MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE HOLDERS OF SHARES OF COMMON STOCK (OTHER THAN THE MANAGEMENT SHAREHOLDERS IDENTIFIED IN THIS OFFER TO PURCHASE), AND RECOMMENDS THAT THE HOLDERS OF SHARES OF COMMON STOCK ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

                               ----------------

                                                       (continued on next page)

April 7, 2000

(continued from previous page)

                                   IMPORTANT

   Any holder of shares of Common Stock (a "Holder") desiring to tender all or any portion of the shares of Common Stock owned by such Holder should either
(i) complete and sign the Letter of Transmittal or a copy thereof in accordance with the instructions in the Letter of Transmittal and mail or deliver it together with the certificate(s) evidencing tendered shares of Common Stock, and any other required documents, to the Depositary (as defined below), (ii) tender such shares of Common Stock pursuant to the procedures for book-entry transfer set forth in "THE TENDER OFFER--Procedures for Tendering Shares of Common Stock" or (iii) request such Holder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such Holder. Any Holder whose shares of Common Stock are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such Holder desires to tender such shares of Common Stock.

   Unless the context indicates otherwise, references to shares of Common Stock include references to the associated preferred stock purchase rights (the "Rights") issued pursuant to the Amended and Restated Rights Agreement, dated as of December 15, 1997, between the Company and First Union National Bank, as Rights Agent (as amended to the date hereof, the "Rights Agreement"). In order to validly tender shares of Common Stock, a Holder must tender the associated Rights. Unless a Distribution Date (as defined in the Rights Agreement) has occurred, the tender of a share of Common Stock will constitute the tender of the associated Rights. See "THE TENDER OFFER--Procedures for Tendering Shares of Common Stock".

   Any Holder who desires to tender shares of Common Stock and whose certificate(s) evidencing such shares of Common Stock are not immediately available, or who cannot comply with the procedures for book-entry transfer described in this Offer to Purchase on a timely basis, may tender such shares of Common Stock by following the procedures for guaranteed delivery set forth in "THE TENDER OFFER--Procedures for Tendering Shares of Common Stock".

   Copies of this Offer to Purchase, the Letter of Transmittal or any related documents must not be mailed to or otherwise distributed or sent in, into or from any country where such distribution or offering would require any additional measures to be taken or would be in conflict with any law or regulation of such a country or any political subdivision thereof. Persons into whose possession this document comes are required to inform themselves about and to observe any such laws or regulations. This Offer to Purchase may not be used for, or in connection with, any offer to, or solicitation by, anyone in any jurisdiction or under any circumstances in which such offer or solicitation is not authorized or is unlawful.

   Questions and requests for assistance may be directed to the Information Agent at its address and telephone number set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal or other related tender offer materials may be obtained at no cost from the Information Agent or from brokers, dealers, commercial banks or trust companies.

   THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
SUMMARY TERM SHEET........................................................   1

INTRODUCTION..............................................................   6

SPECIAL FACTORS...........................................................   9

  Background of the Offer.................................................   9
  Recommendation of the Special Committee and the Board of Directors;
   Fairness of the Offer and the Merger...................................  12
  Opinion of the Financial Advisor........................................  16
  Purpose of the Offer; Plans for the Company.............................  18
  Interests of Certain Persons in the Offer and the Merger................  20
  Merger Agreement........................................................  23
  Dissenters' Rights......................................................  32
  Certain United States Federal Income Tax Consequences...................  32
  Financing of the Offer..................................................  33
  Transactions and Arrangements Concerning the Common Stock...............  35
  Certain Effects of the Offer and the Merger.............................  36

THE TENDER OFFER..........................................................  38

  Terms of the Offer......................................................  38
  Acceptance for Payment and Payment for Shares of Common Stock...........  40
  Procedures for Tendering Shares of Common Stock.........................  41
  Withdrawal Rights.......................................................  45
  Price Range of Shares of Common Stock; Dividends........................  46
  Effect of the Offer on the Market for the Shares of Common Stock;
   Exchange Act Registration..............................................  47
  Certain Information Concerning the Company..............................  47
  Certain Information Concerning Quad-C, Parent, the Purchaser and the
   Management Shareholders................................................  52
  Conditions of the Offer.................................................  54
  Certain Legal Matters...................................................  56
  Fees and Expenses.......................................................  58
  Miscellaneous...........................................................  59

                               SUMMARY TERM SHEET

   Pine Acquisition Corp. is offering to purchase all of the outstanding shares of common stock (the "Common Stock") of Pulaski Furniture Corporation (the "Company"), for $22.50 net per share in cash, without any interest. The following are some of the questions you, as a shareholder of the Company, may have and answers to those questions.

   We urge you to read carefully the remainder of this Offer to Purchase and the Letter of Transmittal because the information in this summary term sheet is not complete. Additional important information is contained in the remainder of this Offer to Purchase and the Letter of Transmittal.

 .WHO IS OFFERING TO BUY MY SECURITIES?

   Our name is Pine Acquisition Corp. We are a Virginia corporation formed for the purpose of making the offer. We are a direct wholly owned subsidiary of Pine Holdings, Inc., a Virginia Corporation. We and Pine Holdings are both newly-formed Virginia corporations and have not conducted any business other than in connection with the offer and the merger agreement described below. All of the outstanding capital stock of Pine Holdings is currently owned by Quad-C Partners V, L.P. ("Quad-C"). Following the completion of the offer and at the time of the merger of Pine Acquisition Corp. with the Company, the members of the Company's senior management identified below will become owners of approximately 14% of the outstanding equity capital of Pine Holdings (approximately 24% of the equity capital of Pine Holdings calculated by including shares of Pine Holdings that will be subject to stock options). These individuals will not tender their shares in the offer but instead, at the time of the merger, will invest their current equity interests in the Company and/or cash in exchange for equity interests and subordinated debt of Pine Holdings. Quad-C and its affiliates are a private investment group based in Charlottesville, Virginia, focused on the acquisition of companies in partnership with management. The members of management that will become shareholders of Pine Holdings (the "Management Shareholders") are Randolph V. Chrisley, Ira S. Crawford, Jack E. Dawson, James S. Dawson, Carl W. Hoffman, James H. Kelly, Paul T. Purcell, James W. Stout, John G. Wampler and Raymond E. Winters, Jr., and they currently collectively own approximately 7.5% of the outstanding Common Stock of the Company. See the "Introduction" to this Offer to Purchase.

   We are making the offer pursuant to a merger agreement dated March 29, 2000, to which we, Pine Holdings and the Company each are parties. The offer is the first step in our plan to acquire the Company. The Management Shareholders have agreed not to tender their shares and to vote their shares in the offer in favor of the merger agreement and the transactions contemplated thereby and against any competing offer pursuant to a Stock Voting and Non-Tender Agreement, dated as of March 29, 2000, by and among us, Pine Holdings and the Management Shareholders.

 .WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THE OFFER?

   We are seeking to purchase all of the outstanding shares of Common Stock of the Company. See the "Introduction" to this Offer to Purchase.

 .  HOW MUCH ARE YOU OFFERING TO PAY, WHAT IS THE FORM OF PAYMENT AND WILL I
   HAVE TO PAY ANY FEES OR COMMISSIONS?

   We are offering to pay $22.50 per share, net to you, in cash, without any interest. If you are the record owner of your shares and you tender your shares to us in the offer, you will not have to pay brokerage fees or similar expenses. If you own your shares through a broker or other nominee, and your broker tenders your shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See the "Introduction" to this Offer to Purchase.

 .DO YOU HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

   All of the funds that we will need to acquire all of the outstanding shares of Common Stock, refinance the Company's debt and pay related fees and expenses will be provided from two sources. Bankers Trust Company has committed to provide us with $82.5 million of bank financing that we may use to acquire shares of Common Stock; Pine Holdings will provide us with the remainder of the funds that we need to acquire all of the shares of Common Stock. Bankers Trust Company's obligation to provide financing, however, is subject to certain conditions. See "SPECIAL FACTORS--Financing of the Offer" in this Offer to Purchase.

 .  IS YOUR FINANCIAL CONDITION RELEVANT TO MY DECISION TO TENDER IN THE OFFER?

   We do not believe that our financial condition is relevant to your decision to tender in the offer because the form of payment that you will receive consists solely of cash and if you tender into the offer and receive payment in full for your shares, you will have no continuing equity interest in the Company. Additionally, both we and Pine Holdings have been formed solely for the purpose of acquiring shares of Common Stock and there is no relevant historical financial information available with respect to either us or Pine Holdings.

   Tendering your shares in the offer will end your ownership interest in the Company, including the chance to receive any possible future dividends or other payments in respect of the Common Stock. Therefore, the Company's financial condition may be relevant to your decision whether to tender your shares of Common Stock in the offer. We have provided certain historical financial information concerning the Company later in this Offer to Purchase. See "THE TENDER OFFER--Certain Information Concerning the Company".

 .HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

   You will have until 12:00 midnight, New York City time, on Friday, May 5, 2000, to decide whether to tender your shares in the offer, unless the offer is extended pursuant to the terms of the merger agreement. Further, if you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure, which is described later in this Offer to Purchase. See "THE TENDER OFFER--Terms of the Offer" in this Offer to Purchase. See "THE TENDER OFFER--Procedures for Tendering Shares of Common Stock" in this Offer to Purchase.

 .CAN THE OFFER BE EXTENDED AND UNDER WHAT CIRCUMSTANCES?

   Subject to the terms of the merger agreement, we can extend the offer. We have agreed in the merger agreement that we may extend the offer from time to time until July 29, 2000 if certain conditions to the offer have not been satisfied. In particular, we may extend the offer for up to ten business days if there shall not have been tendered a number of shares of Common Stock that, when added to the shares of Common Stock subject to the Stock Voting and Non-Tender Agreement, constitutes at least 90% of the outstanding shares of Common Stock (calculated by including shares of Common Stock that are subject to stock options). See "THE TENDER OFFER--Terms of the Offer."

 .WILL THERE BE A SUBSEQUENT OFFERING PERIOD?

   We do not currently intend to include a subsequent offering period for the offer, although we may ultimately decide to do so. A subsequent offering period, if one is included, will be an additional period of time beginning after we have purchased shares tendered during the offer, during which shareholders may tender their shares and receive the offer consideration.

 .  HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED OR IF THERE IS A SUBSEQUENT
   OFFERING PERIOD?

   If we extend the offer or provide for a subsequent offering period, we will inform First Union National Bank, which is the depositary for the offer, of that fact. We also will make a public announcement of the extension, not later than 9:00 a.m., New York City time, on the next business day after the day on which the offer was scheduled to expire. See "THE TENDER OFFER--Terms of the Offer" in this Offer to Purchase.

 .WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER?

   We are not obligated to purchase any shares which are validly tendered unless the number of shares validly tendered and not properly withdrawn before the expiration of the offer, when added to the shares of Common Stock, if any, previously acquired by us represents more than two-thirds of the outstanding shares of the Company (calculated by including shares of Common Stock that are subject to stock options). We may, however, decide to purchase all shares tendered, even though such number may be two-thirds or less of the outstanding shares, with the prior written consent of the Company.

   We are not obligated to purchase any shares which are validly tendered unless we receive the financing for the offer contemplated by a commitment letter with Bankers Trust Company. The offer is subject to other conditions, as well. See the "Introduction" and "THE TENDER OFFER--Conditions of the Offer" in this Offer to Purchase.

 .HOW DO I TENDER MY SHARES?

   To tender shares, you must deliver the certificates representing your shares, together with a completed Letter of Transmittal, to First Union National Bank, the depositary for the offer, not later than the time the tender offer expires. If your shares are held in "street name," the shares can be tendered by your nominee through The Depository Trust Company. If you cannot get any document or instrument that is required to be delivered to the depositary by the expiration of the tender offer, you may get a little extra time to do so by having a broker, a bank or other fiduciary which is a member of the Securities Transfer Agents Medallion Program or other eligible institution guarantee that the missing items will be received by the depositary within three Nasdaq trading days. For the tender to be valid, however, the depositary must receive the missing items within that three trading day period. See "THE TENDER OFFER--Procedures for Tendering Shares of Common Stock" in this Offer to Purchase.

 .UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED SHARES?

   You can withdraw shares at any time until the offer has expired and, if we have not by Friday, May 5, 2000 agreed to accept your shares for payment, you can withdraw them at any time after such time until we accept shares for payment. See "THE TENDER OFFER--Terms of the Offer" and "THE TENDER OFFER-- Withdrawal Rights" in this Offer to Purchase.

 .HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

   To withdraw shares, you must deliver a written notice of withdrawal, or a copy of one, with the required information to First Union National Bank, the depositary for the offer, while you still have the right to withdraw the shares. See "THE TENDER OFFER--Withdrawal Rights" in this Offer to Purchase.

 .WHAT DOES THE COMPANY'S BOARD OF DIRECTORS THINK OF THE OFFER?

   We are making the offer pursuant to a merger agreement among us, Pine Holdings and the Company. The board of directors of the Company, based on the unanimous recommendation of a special committee of independent directors, has unanimously approved the merger agreement, our tender offer and the proposed merger of us with and into the Company, determined that our tender offer and the proposed merger are fair to, and in the best interest of, the Company's shareholders (other than the Management Shareholders) and recommended that the Company's shareholders accept our tender offer. Following the proposed merger, our separate corporate existence will cease and the Company will continue as the surviving corporation and a direct wholly owned subsidiary of Pine Holdings. See the "Introduction" to this Offer to Purchase.

 .  WILL THE TENDER OFFER BE FOLLOWED BY A MERGER IF ALL OF THE COMPANY'S SHARES
   ARE NOT TENDERED IN THE OFFER?

   The offer is the first step in our plan to acquire all of the Company's Common Stock and for the Company to become a private company. If we accept for payment and pay for more than two-thirds of the outstanding shares of the Company, we expect to be merged with and into the Company. If that merger takes place, Pine Holdings will own directly all of the shares of the Company and all remaining shareholders of the Company (other than Pine Holdings or its subsidiaries, including us, and the Management Shareholders) will receive $22.50 per share in cash. See the "Introduction" to this Offer to Purchase.

 .WILL THE COMPANY CONTINUE AS A PUBLIC COMPANY?

   No. If the merger takes place, the Company will no longer be publicly owned. Even if the merger does not take place, if we purchase all of the tendered shares, there may be so few remaining shareholders and publicly held shares that

  . the Company shares will no longer meet the published guidelines of the Nasdaq Stock Market for continued listing and may be delisted from Nasdaq;

  .  there may not be a public trading market for the Company's shares; and

  . the Company may cease making filings with the Securities and Exchange Commission or otherwise cease being required to comply with the SEC rules relating to publicly held companies.

   See "SPECIAL FACTORS--Certain Effects of the Offer and the Merger" in this Offer to Purchase.

 .WHAT WILL HAPPEN IN THE MERGER?

   Following the merger, (i) the shares of Common Stock which are held by any wholly owned subsidiary of the Company, or which are held by us or Pine Holdings will be canceled without payment and (ii) the shares owned by the Management Shareholders will be converted into the right to receive 5.625 shares of common stock of Pine Holdings and $11.25 in principal amount of subordinated notes of Pine Holdings. All remaining shares of Common Stock issued and outstanding immediately prior to the effective time of the merger will be converted into and represent the right to receive $22.50 per share. The merger agreement is more fully described in "SPECIAL FACTORS--Purpose of the Offer; Plans for the Company".

 .WHO WILL OWN THE COMPANY AFTER THE MERGER?

   After the merger, the Company will be a privately held company owned by Pine Holdings. Quad-C (along with its affiliates) and the Management Shareholders will own approximately 86% and 14%, respectively, of the outstanding equity capital of Pine Holdings (approximately 76% and 24%, respectively, of the equity capital of Pine Holdings calculated by including shares of Pine Holdings that will be subject to stock options).

 .IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

   If the merger described above takes place, shareholders not tendering in the offer will receive the same amount of cash per share that they would have received had they tendered their shares in the offer. Therefore, if the merger takes place, the only difference to you between tendering your shares and not tendering your shares is that you will be paid earlier if you tender your shares. However, if the merger does not take place, the number of the Company's shareholders and of shares of the Company which are still in the hands of the public may be so small that there may no longer be an active public trading market (or, possibly, there may not be any public trading market) for the shares. Also, as described above, the Company may stop making filings with the Securities and Exchange Commission and/or may not be required to comply with the Securities and Exchange Commission rules relating to publicly held companies. See the "Introduction" and "SPECIAL FACTORS--Certain Effects of the Offer and the Merger" of this Offer to Purchase.

 .WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

   On March 29, 2000, the last trading day before the day the Company announced the tender offer and the possible subsequent merger, the closing price of the shares of Common Stock reported on Nasdaq was $16.75 per share. We advise you to obtain a recent quotation for shares of the Company in deciding whether to tender your shares. See "THE TENDER OFFER--Price Range of Shares of Common Stock; Dividends" in this Offer to Purchase.

 .WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE TENDER OFFER?

   You can call Morrow & Co., Inc. at (800) 566-9061 (toll free). Morrow & Co., Inc. is acting as the information agent for our tender offer. See the back cover of this Offer to Purchase.

To the Holders of Shares of Common Stock of
 Pulaski Furniture Corporation:

                                 INTRODUCTION

   Pine Acquisition Corp. (the "Purchaser"), a Virginia corporation and a direct wholly owned subsidiary of Pine Holdings, Inc. ("Parent"), a Virginia corporation, hereby offers to purchase all of the issued and outstanding shares of common stock (the "Common Stock") of Pulaski Furniture Corporation (the "Company"), a Virginia corporation, including the associated Rights (as defined below), at a price of $22.50 per share of Common Stock, net to the seller in cash, without interest thereon (the "Offer Price"), on the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, as they may be amended and supplemented from time to time, together constitute the "Offer"). The Offer is being made pursuant to an Agreement and Plan of Merger (the "Merger Agreement"), dated as of March 29, 2000, by and among Parent, the Purchaser and the Company, pursuant to which the Purchaser will be merged into the Company (the "Merger").

   Unless the context indicates otherwise, all references to shares of Common Stock shall include the associated preferred stock purchase rights (the "Rights") issued pursuant to the Amended and Restated Rights Agreement, dated as of December 15, 1997, between the Company and First Union National Bank, as Rights Agent (as amended to the date hereof, the "Rights Agreement"). In order to validly tender shares of Common Stock, a holder of shares of Common Stock (a "Holder") must tender the Rights. Unless a Distribution Date has occurred (as defined in the Rights Agreement) the tender of shares of Common Stock will constitute the tender of the associated Rights.

   Tendering Holders whose shares of Common Stock are registered in their own name and who tender directly to First Union National Bank, as Depositary (the "Depositary"), will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of shares of Common Stock pursuant to the Offer. The Purchaser will pay all charges and expenses of the Depositary and Morrow & Co., as Information Agent (the "Information Agent"), in each case incurred in connection with the Offer. See "THE TENDER OFFER--Fees and Expenses".

   In connection with the Merger Agreement, the following members of the Company's senior management will become owners of approximately 14% of the outstanding equity capital of Parent (approximately 24% of the fully diluted equity capital of Parent) by investing their current equity interests and/or cash in exchange for equity interests and subordinated debt of Parent as part of the Merger: Randolph V. Chrisley, Ira S. Crawford, Jack E. Dawson, James S. Dawson, Carl W. Hoffman, James H. Kelly, Paul T. Purcell, James W. Stout, John
G. Wampler and Raymond E. Winters, Jr. These persons are collectively referred to herein as the "Management Shareholders".

   The Offer is conditioned on, among other things, (i) there being validly tendered and not properly withdrawn prior to the expiration of the Offer a number of shares of Common Stock which, when added to the shares of Common Stock, if any, previously acquired by the Purchaser, constitutes more than two-thirds of the outstanding shares of Common Stock on a fully diluted basis (excluding the effect of the Rights) (the "Minimum Condition") and (ii) the receipt by the Purchaser of the financing for the Offer contemplated by Bankers Trust Company's commitment letter (the "Financing Condition"). See "SPECIAL FACTORS--Financing of the Offer". The Offer is also subject to other terms and conditions described in "THE TENDER OFFER--Conditions of the Offer".

   The Board of Directors of the Company, based upon the unanimous recommendation of a special committee of independent directors, has unanimously approved the Merger Agreement, the Offer and the Merger, determined that the Offer and the Merger are fair to, and in the best interests of, the Holders (other than the Management Shareholders), and recommends that the Holders accept the Offer and tender their shares pursuant to the Offer.

   The Company has advised Parent that BB&T Capital Markets, a division of Scott & Stringfellow, Inc., the financial advisor to the Company ("BBTCM"), has delivered to the special committee of the Board of Directors of the Company its opinion, dated March 29, 2000, that the consideration to be received by the Holders (other than the Management Shareholders), pursuant to the Offer and the Merger, is fair from a financial point of view to such Holders, subject to the assumptions and qualifications set forth therein. See "SPECIAL FACTORS--Opinion of the Financial Advisor."

   The Merger Agreement provides that, as soon as practicable after consummation of the Offer and on the terms and subject to the conditions of the Merger Agreement and in accordance with Virginia law, the Purchaser will be merged with and into the Company. Following the effective time of the Merger (the "Effective Time"), the Company will continue as the surviving corporation and become a wholly owned subsidiary of Parent and the separate corporate existence of the Purchaser will cease. At the Effective Time of the Merger (except for (i) shares of Common Stock which are held by any wholly owned subsidiary of the Company, or which are held by Parent or the Purchaser or any of their subsidiaries, all of which will be canceled and none of which will receive any payment with respect thereto and (ii) shares of Common Stock held by the Management Shareholders, all of which will be converted into the right to receive 5.625 shares of common stock of Parent and $11.25 in principal amount of subordinated notes of Parent and none of which will continue to be outstanding), each share of Common Stock issued and outstanding immediately prior to the Effective Time and all rights in respect thereof shall, by virtue of the Merger and without any action on the part of the Holder thereof, forthwith cease to exist and be converted into and represent the right to receive an amount in cash, without interest thereon, equal to $22.50 (the "Merger Consideration"). The Merger Agreement is more fully described in "SPECIAL FACTORS--Merger Agreement". Under the Virginia Stock Corporation Act (the "VSCA"), if the Purchaser acquires, pursuant to the Offer or otherwise, at least 90% of the issued and outstanding shares of Common Stock, the Purchaser will be able to approve and effect the Merger without a vote of the Company's shareholders pursuant to Section 13.1-719 of the VSCA. If, however, the Purchaser does not acquire at least 90% of the issued and outstanding shares of Common Stock, pursuant to the Offer or otherwise, a vote of more than two-thirds of the Company's shareholders to effect the Merger is required under the VSCA and a longer period of time will be required to effect the Merger. See "SPECIAL FACTORS--Purpose of the Offer; Plans for the Company".

   Both the Purchaser and Parent are newly formed Virginia corporations that have not conducted any business other than in connection with the Offer and the Merger Agreement. All of the outstanding capital stock of Parent is currently owned by Quad-C Partners V, L.P. ("Quad-C") but at the Effective Time, the Management Shareholders will become owners of approximately 14% of the outstanding equity capital of Parent (approximately 24% of the fully diluted equity capital of Parent) by investing their current equity interests in the Company and/or cash in exchange for equity interests and subordinated debt of Parent. Pursuant to the Merger, each share of Common Stock owned by the Management Shareholders will be converted into the right to receive 5.625 shares of common stock of Parent and $11.25 in principal amount of subordinated notes of Parent. Additionally, Messrs. Jack E. Dawson, James S. Dawson, Paul T. Purcell and Raymond E. Winters, Jr. have committed to purchase $211,770.00, $693,765.00, $43,537.50 and $100,012.50, respectively, of equity interests and subordinated debt of Parent simultaneous with the Effective Time of the Merger.

   The Management Shareholders have agreed not to tender their shares of Common Stock in the Offer and to vote their shares in favor of the Merger Agreement and the transactions contemplated thereby and against any competing offer pursuant to a Stock Voting and Non-Tender Agreement, dated as of March 29, 2000, by and among the Purchaser, Parent and such Management Shareholders (the "Voting Agreement"). A copy of the Voting Agreement is filed as an exhibit to the Tender Offer Statement on Schedule TO (together with any exhibits, annexes, amendments or supplements thereto, the "Schedule TO") filed by the Purchaser with the Securities and Exchange Commission (the "Commission"). In addition, pursuant to the Voting Agreement, the Management Shareholders have agreed to vote all shares of Common Stock held by the Management Shareholders (whether now owned or hereafter acquired) in favor of the Merger Agreement and the transactions contemplated thereby and against any competing offer.

   The Company has informed the Purchaser that, as of March 28, 2000, there were (i) 2,896,425 shares of Common Stock issued and outstanding and (ii) options issued and outstanding, representing in the aggregate the right to purchase 15,000 shares of Common Stock. As a result, as of such date, the Minimum Condition would be satisfied if at least 1,939,010 shares of Common Stock are validly tendered and not properly withdrawn prior to the Expiration Date (as defined herein). The Company has been advised, and has informed Parent, that each of its directors and executive officers (other than the Management Shareholders) intends to tender pursuant to the Offer all shares of Common Stock owned of record and beneficially by him or her, except to the extent that such tender would violate applicable securities laws.

   Except as otherwise set forth herein, the information concerning the Company contained in this Offer to Purchase and in the attached schedules and annexes, including financial information, has been furnished by the Company or has been taken from or based upon publicly available documents and records on file with the Commission and other public sources. None of Parent, the Purchaser, Quad-C or the Management Shareholders assumes any responsibility for the accuracy or completeness of the information concerning the Company furnished by the Company or contained in such documents and records or for any failure by the Company to disclose events that may have occurred or may affect the significance or accuracy of any such information but which are unknown to the Purchaser. Similarly, the Company does not assume any responsibility for the accuracy or completeness of the information concerning Quad-C, Parent, the Purchaser, the Management Shareholders or any of their respective affiliates contained in this Offer to Purchase or the Schedule TO or for any failure by Quad-C, the Parent, the Purchaser, the Management Shareholders or any of their respective affiliates to disclose events that may have occurred or may affect the significance or accuracy of any such information but which are unknown to the Company.

   The Offer to Purchase includes information required to be disclosed pursuant to Rule 13e-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which Rule governs so-called "going private" transactions by certain issuers or their affiliates. None of Parent, the Purchaser, the Company or Quad-C concedes as a result of providing such information or otherwise complying with Rule 13e-3 that it (or any of its affiliates) are affiliates of the Company or subject to the requirements of such Rule.

   This Offer to Purchase and the Letter of Transmittal contain important information which should be read carefully before any decision is made with respect to the Offer.

                                SPECIAL FACTORS

Background of the Offer.

   The Company's management and Board of Directors have from time to time discussed strategies to maximize shareholder value as a regular part of the Company's strategic planning activities.

   By mid-1999 the Company's management and Board of Directors had become concerned that the Company's strong operating performance was not appropriately reflected in the Company's share price. One or more members of the Company's Board of Directors discussed this situation from time to time with one or more members of the Company's senior management.

   These concerns were discussed during internal management meetings during the summer of 1999 and resulted in a determination by the Management Shareholders that they should consider seeking out a financial partner with whom they could make a joint proposal to acquire the Company and take it private.

   On August 30, 1999, John Wampler and Ira Crawford met with representatives of Mann, Armistead & Epperson in Richmond, Virginia and discussed a potential acquisition of the Company by the Management Shareholders.

   In early September, 1999 certain of the Management Shareholders, including Mr. Wampler, had very preliminary and general discussions with members of the Company's Board of Directors regarding the possibility of a management-led acquisition of the Company to determine whether the Company's Board of Directors would entertain such a proposal. After these preliminary discussions, at a meeting of the Board of Directors of the Company on September 27, 1999, certain of the Management Shareholders, including Mr. Wampler, sought permission from the Board of Directors of the Company to search for an equity partner with which to pursue a management-led acquisition of the Company. At this Board meeting, the Board of Directors of the Company, although recognizing that the Company was not for sale at that time, indicated its willingness to entertain such a proposal. Mr. Wampler indicated that he, together with other members of senior management of the Company, would explore the feasability of accomplishing and obtaining financing for such a transaction.

   Through October and November of 1999, Mann, Armistead & Epperson, as financial advisor to the Management Shareholders, contacted four potential equity partners to judge their interest in participating in a management-led acquisition of the Company. These meetings were only preliminary in nature and did not result in any proposal or agreement to make a proposal for an acquisition of the Company. Additionally, in early December 1999, Mr. Wampler, Mr. Crawford and an independent sales representative for the Company had discussions with another potential equity partner which also were preliminary in nature and did not result in any proposal or agreement to make a proposal for an acquisition of the Company. This potential equity partner, however, arranged for the Management Shareholders to make contact with Quad-C.

   On December 17, 1999, the independent sales representative telephoned Anthony Ignaczak, a representative of Quad-C, to arrange a meeting with Mr. Wampler in Charlottesville, Virginia on December 27, 1999, to discuss the possibility that Quad-C participate in a management-led acquisition of the Company. Mr. Ignaczak and two other representatives of Quad-C, Terry Daniels and Frank Winslow, met with Messrs. Wampler and Crawford, on December 27, 1999. At that meeting, Messrs. Wampler and Crawford discussed with Messrs. Ignaczak, Daniels and Winslow general information about the Company and its business and strategies and delivered to them certain publicly available financial information. Quad-C Management, Inc. executed a confidentiality agreement with the Company on January 4, 2000. On January 7, 2000, Messrs. Ignaczak, Daniels and Winslow again met with Messrs. Wampler and Crawford as well as representatives of Mann, Armistead & Epperson, Ltd. At that meeting, the parties discussed and reviewed financial and business information about the Company that had been provided by the Management Shareholders to Quad-C. As a result of the two meetings with Messrs. Wampler and Crawford, as well as Quad-C's review of information concerning the Company, Mr. Ignaczak telephoned Mr. Wampler on January 10, 2000 to inform him that Quad-C would be interested in participating in a possible management-led acquisition of the Company.

   On January 17, 2000 Messrs. Ignaczak, Winslow and Edward Harvey of Quad-C and Mr. Wampler and Mr. Crawford discussed by telephone conference call, together with White & Case LLP and McGuire, Woods, Battle

& Boothe LLP, legal advisors for Quad-C and the Management Shareholders, respectively, and Mann, Armistead & Epperson, the background to Mr. Wampler's discussions with the Board of Directors regarding a possible management-led acquisition of the Company. The participants also discussed certain strategic issues with respect to a possible proposal to acquire the Company.

   During late January, 2000, Mr. Wampler reported to the members of the Company's Board of Directors that he believed a proposal might be developed, under which the Company would be acquired by the Management Shareholders and Quad-C. The members of the Company's Board of Directors encouraged Mr. Wampler to proceed with the development of such a proposal.

   During the week of January 24, 2000, Quad-C and their legal and other advisors (including financing sources) conducted a due diligence review of the Company at the Company.

   Between February 2, 2000, and February 18, 2000, Messrs. Wampler, Ignaczak and Winslow engaged in numerous telephone calls to discuss various aspects of the structure, terms and conditions of a possible joint management and Quad-C proposal to acquire the Company as well as the terms and conditions of the participation of the Management Shareholders in the ownership of the Company following any acquisition. These telephone calls often included the participation of representatives of Quad-C's legal advisors and/or representatives of the legal and or financial advisors for the Management Shareholders. Additionally, the legal advisors for the Management Shareholders and Quad-C frequently had independent telephone conversations with each other discussing the same issues. During these conversations, the participants discussed numerous matters relating to a possible proposal including legal structure, scope of representations and warranties, "break-up" fees and expense reimbursement, exclusivity provisions, tender offer conditions as well as other matters. Quad-C, however, did not discuss the possible pricing of an offer with the Management Shareholders or their representatives during this period. During this same period, these parties reviewed and commented on several drafts of a proposed merger agreement that could be submitted for the consideration of the Company's Board of Directors. Quad-C and its legal and other advisors also continued their due diligence reviews of the Company which included conversations about various business, accounting and legal issues with several of the Management Shareholders. During this period, Mr. Wampler periodically and informally updated members of the Company's Board of Directors regarding the progress being made by Quad-C, the Management Shareholders and their respective advisors and financing sources.

   On February 7, 2000, Mr. Wampler spoke to certain members of the Board of Directors of the Company and the Company's legal advisor to inform them that it was possible that there would soon be a proposal delivered to the Company's Board of Directors for a management-led acquisition of the Company, perhaps as soon as the following week. In the first two weeks of February, 2000, members of the Company's Board of Directors (other than Mr. Wampler) interviewed investment banking firms to serve as financial advisor in evaluating the terms of any proposed transaction involving the Management Shareholders, Quad-C and the Company.

   At a regularly scheduled meeting on February 11, 2000, the Company's Board of Directors received a report from Mr. Wampler that the Management Shareholders were continuing to develop a proposal for the acquisition of the Company and anticipated being able to present a proposal shortly thereafter. Based on this report, the Board of Directors appointed a special committee consisting of independent directors Robert C. Greening, Jr., Harry J.G. van Beek, Harry H. Warner and Hugh V. White, Jr., (the "Special Committee"), to evaluate the merits, and negotiate the terms, of any proposed transaction with the Management Shareholders and Quad-C. The Special Committee subsequently retained BBTCM as its financial advisor on February 14, 2000 and, subsequently executed an engagement letter with the BBTCM on March 3, 2000.

   On February 18, 2000, Quad-C delivered to the Board of Directors of the Company a written proposal for a management-led acquisition of the Company at $21.00 per share. The proposal attached a form of merger agreement setting forth the terms and conditions of the proposed acquisition. The proposal included a provision requiring the payment of a break-up fee of $3,625,000 and the reimbursement of Parent's and Purchaser's expenses if the merger agreement was terminated in certain circumstances.

   Mr. Wampler called Mr. Warner on February 21, 2000 to inquire about the reaction of the Board of Directors of the Company to the February 18th proposal. Mr. Warner indicated at that time that there would be a Special Committee meeting on February 24, 2000 at which the Special Committee would discuss the proposal.

   On February 24, 2000, the Special Committee met to discuss the proposal with the Company's legal and financial advisors. After the meeting, Mr. Warner called Mr. Wampler to report that the Special Committee was not prepared to respond to the proposal because BBTCM and the Special Committee needed additional time to evaluate the proposal.

   On March 3, 2000, the Special Committee met again with its financial and legal advisors to consider the proposal and concluded that the price offered and certain other principal terms of the initial proposal were not acceptable. After the meeting, BBTCM contacted Quad-C and Mr. Wampler to report that the Special Committee did not consider the price that had been proposed to be sufficient to induce the Special Committee to approve an agreement on the basis proposed, particularly with respect to the proposed provisions regarding exclusive dealing, termination, break-up fee and expense reimbursement (the "Related Provisions").

   Between March 3, 2000 and March 20, 2000 Messrs. Ignaczak and Winslow had several conversations with representatives of BBTCM to discuss primarily the pricing of the proposed acquisition and the break-up fee and expense reimbursement that might be payable in the event the acquisition was not consummated in certain circumstances. Messrs. Ignaczak and Winslow kept Mr. Wampler informed of these discussions and BBTCM kept the Special Committee informed of the progress of these discussions. On March 20, Messrs. Ignaczak and Winslow called a representative of BBTCM to inform them that the Management Shareholders and Quad-C would be willing to accept the Special Committee's latest proposal of a price of $22.50 per share with a break-up fee of $2.9 million and a limit of $1.2 million on expense reimbursement payments, subject to agreement being reached on the Related Provisions and the other terms and conditions of the proposed merger agreement.

   From March 20, 2000 to March 29, 2000, the Company's legal advisors negotiated the specific terms and conditions of a merger agreement, including the Related Provisions, with the legal advisors for Quad-C and the Management Shareholders. Mr. Wampler, Quad-C and the Special Committee were kept informed of the progress of the negotiations throughout this period. Additionally, during this period, the Management Shareholders, Quad-C and their respective legal advisors negotiated the Voting Agreement and the terms of the Management Shareholders' participation in the ownership of Parent.

   On March 28, 2000, the Special Committee met with its legal advisor and BBTCM to receive an update on the status of the negotiations with Quad-C and the Management Shareholders. Later that day Messrs. Daniels and Ignaczak of Quad-C met with Messrs. Warner and van Beek of the Special Committee to attempt to resolve outstanding issues of the merger agreement.

   On March 29, 2000, the Special Committee held a meeting to discuss the proposed Merger Agreement with its legal advisor and BBTCM. The Special Committee determined to recommend to the full Board of Directors that the Board of Directors approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger. Thereafter the full Board of Directors met to approve the Merger Agreement and the transactions contemplated thereby. Subsequently, on March 29, 2000, the negotiations on the Merger Agreement were concluded and the Merger Agreement was signed. The Company issued a press release that evening announcing the transaction.

   Recommendation of the Special Committee and the Board of Directors; Fairness of the Offer and the Merger.

   Special Committee

   The Special Committee determined that the Offer and the Merger, taken together, are fair to, and in the best interests of, the Company and the Holders (other then the Management Shareholders). In making such determination and its recommendation that the Company's Board approve the Merger Agreement and the transactions contemplated thereby, the Special Committee considered a number of factors, including, but not limited to, the following:

     (1) the terms and conditions of the Merger Agreement, including the parties' representations, warranties and covenants, the conditions to their respective obligations, the circumstances under which Parent and the Purchaser may terminate the Offer or the Merger Agreement and the provision for payment of all cash subject to a reasonable financing condition;

     (2) the financial condition, results of operations, cash flows and prospects of the Company;

     (3) the prospects of the Company if the Company were to remain independent and the risks inherent in remaining independent, including competitive risks;

     (4) the extensive arms-length negotiations between the Special Committee, none of whose members were employed by or affiliated with the Company (except in their capacities as directors) and Quad-C, Parent and the Purchaser that resulted in the $22.50 per share price;

     (5) the historical market prices, price to earnings ratios, EBIT and EBITDA multiples, recent trading activity and trading range of the shares of Common Stock, including the fact that the $22.50 per share to be paid in the Offer and the Merger represents a premium of approximately 34% over the $16.75 closing sale price for the Common Stock on Nasdaq on March 29, 2000 (the last trading day prior to announcement of the Offer);

     (6) the views expressed by the Special Committee's financial advisors regarding, among other things: (a) the financial condition, results of operations, cash flows, business and prospects of the Company, including the prospects of, and uncertainties facing, the Company if it remains independent; (b) the continued viability of the Company's current strategies; (c) the likelihood of achieving maximum long-term value as a public company; (d) the strategic alternatives available to the Company and the associated advantages and disadvantages; and (e) the likelihood that any other party would propose an acquisition or strategic business combination that would be more favorable to the Company and its shareholders than the Offer and the Merger;

     (7) the presentations of BBTCM made to the Special Committee on February 24, 2000, March 3, 2000 and March 29, 2000 and the Fairness Opinion delivered to the Special Committee and the Company's Board at the March 29, 2000 meeting of the Special Committee and the Company's Board (without expressly adopting the analyses reflected in the presentations) to the effect that, as of such date and based upon the terms and conditions of the Merger Agreement and subject to certain matters stated in such opinion, the cash consideration of $22.50 per share to be received by Holders of shares of the common stock in the Offer and the Merger was fair, from a financial point of view, to Holders. SHAREHOLDERS ARE URGED TO READ THE FAIRNESS OPINION IN ITS ENTIRETY;

     (8) the Special Committee's belief that the Offer and the Merger provide for a prompt cash tender offer for all outstanding shares of Common Stock to be followed by a Merger for the same consideration, thereby enabling the Holders (other than the Management Shareholders) to obtain the benefits of the transaction in exchange for their shares at the earliest possible time;

     (9) the current status of the furniture industry and the financial resources available to the Company's competitors;

     (10) the likelihood of continued consolidation in the furniture industry and the possibility that changes in that industry, including the rapid evolution of technology applications and international production developments, could adversely affect the Company and its shareholders;

     (11) the fact that, although the Merger Agreement does not permit the Company to solicit competing proposals, the Merger Agreement permits the Company's Board of Directors, in the exercise of its fiduciary duties, and subject to certain other conditions, to take a variety of actions to respond to competing proposals, including withdraw its recommendation of the Merger, and to terminate the Merger Agreement in favor of a superior proposal, provided, that following such termination, the Company must pay Parent a fee of $2.9 million (representing approximately 2.3% of the sum of (i) the total value of the consideration to be paid to Holders in the Offer and the Merger and (ii) the Company's indebtedness), plus Parent's actual and documented out-of pocket expenses not in excess of $1.2 million;

     (12) the relatively thin trading market and the lack of liquidity of the shares and the lack of success, due to the relatively small market capitalization, in attracting institutional investors to invest in, or research analysts to report on, the Company;

     (13) the possibility that if a transaction with the Management Shareholders, Parent and the Purchaser were not negotiated and the Company remained a publicly owned corporation, a decline in the market price of the shares or the stock market in general could occur and the price ultimately received by the Holders of the shares in the open market or in a future transaction might be less than the $22.50 per share included in the Offer and the Merger; and

     (14) the business reputation of Quad-C and the affiliated investment fund that controls Parent and the Purchaser and their management, and their financial strength, including their ability to finance the Offer.

   As part of its analysis the Special Committee also considered the alternative of causing the Company to remain as a public company. The Special Committee considered the Company's limitations as a public company as discussed above, including its limited financial resources. The Special Committee believed that an improvement in these factors affecting the Company's prospects was not likely in the immediate future. Although the Merger will allow only the Management Shareholders to participate in the Company's future growth, if any, the Special Committee concluded that this potential benefit of remaining public was outweighed by the risks and uncertainties associated with the Company's future prospects. The Special Committee also concluded that obtaining a substantial cash premium for the Shares now was preferable to preserving for the Holders (other than the Management Shareholders) of such shares an opportunity to have a speculative future return.

   The Special Committee recognizes that, although the consummation of the Offer gives the Holders (other than the Management Shareholders) the opportunity to realize a substantial premium over the price at which the shares were traded before the public announcement of the Offer, tendering in the Offer would eliminate the opportunity for such Holders to participate in the future growth and profits of the Company. The Special Committee believes that the loss of the opportunity to participate in the growth and profits of the Company was reflected in the Offer Price of $22.50 per Share. The Special Committee also recognizes that there can be no assurance as to the level of growth or profits to be attained by the Company in the future.

   The Company's Board of Directors

   In reaching its determination referred to above, the Company's Board of Directors considered and relied upon the conclusions and unanimous recommendation of the Special Committee that the full Company's Board of Directors approve the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, and the considerations referred to above as having been taken into account by the Special Committee, as well as the Board of Directors' own familiarity with the Company's business, financial condition, results of operations and prospects and the nature of the industry in which the Company operates.

   In light of the number and variety of factors that the Special Committee and the Company's Board of Directors considered in connection with their evaluation of the Offer and the Merger, neither the Special Committee nor the Company's Board of Directors found it practicable to quantify or otherwise assign relative weights to the foregoing factors, and, accordingly, neither the Special Committee nor the Company's Board of Directors did so. In addition, individual members of the Special Committee and the Company's Board of Directors may have given different weights to different factors. Rather, the Special Committee and the Company's Board of Directors viewed their positions and recommendations as being based on the totality of the information presented to and considered by it.

   The Company's Board of Directors believes that the Offer and the Merger are procedurally fair because, among other things:

  -- the Special Committee consisted of independent directors appointed by the Company's Board of Directors to represent solely the interests of the Company's Holders (other than the Management Shareholders);

  -- the Special Committee retained and was advised by its own independent legal counsel and financial advisors who negotiated on behalf of the Special Committee;

  -- the Special Committee's financial advisor, BBTCM, assisted it in evaluating the proposed transaction and provided other financial advice;

  -- the Special Committee evaluated and negotiated the terms of the Offer and the Merger; and

  -- the $22.50 per Share cash purchase price and the other terms and conditions of the Merger Agreement resulted from active arm's-length bargaining between the Special Committee and the Management Shareholders and Parent and their respective advisors.

   The Company's Board of Directors believes that sufficient procedural safeguards to ensure fairness of the transaction and to permit the Special Committee to represent the interests of the Holders (other than the Management Shareholders) effectively were present, and therefore there was no need to retain any additional unaffiliated representative to act on behalf of the Holders of the shares in view of:

  -- the unaffiliated status of the members of the Special Committee, whose sole purpose was to represent the interests of the Holders (other than the Management Shareholders) and retention by the Special Committee of its own independent legal counsel and financial advisor, and

  -- the fact that the Special Committee, even though consisting of directors of the Company (none of whom will hold any position as an officer, director or employee of Purchaser, Parent or any of their affiliates after the Merger), is a mechanism well recognized under established corporate law to ensure fairness in transactions of this type.

   Purchaser, Parent, and Quad-C.

   Neither Parent, the Purchaser, nor any of the Management Shareholders as the parties proposing to gain control of the Company, participated in the deliberations of the Special Committee or the Board of Directors regarding the fairness of the Offer and the Merger to the Holders (other than the Management Shareholders). The rules of the Commission require each of Parent, the Purchaser, Quad-C and the Management Shareholders to express its belief as to the fairness of the Offer and the Merger to the unaffiliated Holders. Each of Parent, the Purchaser and Quad-C regards the acquisition of the Company as an attractive investment opportunity because the Company's future business prospects, with Quad-C as an equity investor and the Company's new capital structure, appear strong with significant growth opportunities. Although the investment will involve a substantial risk to holders of Parent's common stock, each of Parent, the Purchaser and Quad-C believes that the long-term value of the equity investment could appreciate significantly. Each of Parent, the Purchaser and Quad-C have considered the factors considered by the Special Committee and the Company's Board of Directors referred to above, based only on the more limited information available to it pursuant to the sale process described above. Additionally, each of Parent, the Purchaser and Quad-C considered the following material factors:

  . recent and historical trading prices for the Common Stock, particularly, the fact that the Offer price represents a 34% premium to the closing sale price of the Common Stock ($16.75 per share) on the last trading day prior to public announcement of the Offer;

  . the arm's length nature of the negotiations with the Company's Special Committee with respect to the Merger Agreement;

  . the terms and conditions of the Merger Agreement, including the amount and form of consideration to be paid, the parties' mutual representations, warranties and covenants and the conditions to their respective obligations and the absence of any future obligations on the unaffiliated shareholders of the Company;

  . Parent, the Purchaser and Quad-C considered, without adopting, the opinion of the Financial Advisor that the consideration to be paid to the Holders (other than the Management Shareholders) in the Offer and the Merger is fair to the Holders (other than the Management
     Shareholders) from a financial point of view.

After considering the foregoing, each of Parent, the Purchaser and Quad-C has determined that it reasonably believes the consideration to be paid in the Offer and the Merger to the Holders (other than the Management Shareholders) is fair to such Holders from a financial point of view. In reaching this determination as to fairness, none of Parent, the Purchaser or Quad-C assigned specific weights to particular factors, but rather considered all factors as a whole. Its conclusion as to the fairness of the Offer and the Merger to the unaffiliated Holders also is supported by the fact that the terms of the transactions were negotiated with the Special Committee and its advisors at a time when each of Parent, the Purchaser and Quad-C did not own any shares of Common Stock. In reaching this determination, Parent, the Purchaser and Quad-C recognized that the Offer Price approximates the Company's net book value on a per share basis. None of Parent, the Purchaser or Quad-C undertook a liquidation valuation or going concern valuation of the Company. None of Parent, the Purchaser or Quad-C relied on any report, opinion or appraisal in determining the fairness of the transaction to Holders, but they do not disagree with the conclusions expressed by the Financial Advisor in its opinion to the Board of Directors.

   Parent, the Purchaser and Quad-C believe that the Offer and the Merger are procedurally fair because, among other things: (i) the Board of Directors appointed the Special Committee consisting only of directors that are not officers or employees of the Company; (ii) the Special Committee retained on behalf of the Company and was advised by its own independent legal counsel who negotiated the Merger Agreement on an arm's length basis on behalf of the Special Committee; (iii) the Special Committee retained on behalf of the Company and was advised by its own independent financial advisor to assist in evaluating the proposal and provide a fairness opinion with respect to the fairness, from a financial point of view, of the consideration to the Holders, other than the Management Shareholders; (iv) the $22.50 Offer Price and the other terms and conditions of the Merger Agreement resulted from active, arm's length bargaining between the Special Committee and Quad-C and their respective advisors. The Special Committee's legal advisor and financial advisor reported directly to the Special Committee and took direction from the Special Committee and not the Management Shareholders. The Management Shareholders engaged their own separate legal and financial advisors. The Board of Directors of the Company acted upon the recommendation of the Special Committee, the entire Board of Directors was comprised of a majority of persons not interested in the Offer and the Merger, and at all relevant times the Special Committee was aware of the interests of the Management Shareholders in the proposed transaction.

   Management Shareholders.

   Each of the Management Shareholders adopts the analysis and findings of the Special Committee and the Board of Directors and of Parent, the Purchaser and Quad-C with respect to the fairness of the Offer and the Merger, and believes the Offer and the Merger are procedurally and substantively fair to, and in the best interests of the unaffiliated Holders.

   Parent, the Purchaser, Quad-C and the Management Shareholders recognize the Offer and the Merger are not structured specifically to require the approval of a majority of disinterested Holders, although in order to satisfy the Minimum Condition (which cannot be waived without the consent of the Company) a majority of such shares would have to be tendered into the Offer. Additionally, Parent, the Purchaser, Quad-C and the Management Shareholders recognize that if the Purchaser purchases all shares of Common Stock tendered in the Offer, the Purchaser will be able to approve the Merger even if all remaining Holders vote against the Merger. Consummation of the Offer, however, is conditioned upon, among other things, the Minimum Condition, which may not be waived without the written consent of the Company. Pursuant to the Merger Agreement, consummation of the Offer is a condition to the Merger.

   None of the Company, Parent, the Purchaser, Quad-C or any of the Management Shareholders has made any provisions in connection with the Offer and the Merger to grant unaffiliated Holders access to the Company's corporate records, or to obtain counsel or appraisal services at the expense of the Company, Parent, the Purchaser, Quad-C or any of the Management Shareholders.

  Opinion of the Financial Advisor.

   On March 29, 2000, BBTCM rendered its opinion to the Special Committee that as of such date, the consideration to be received by the Holders (other than the Management Shareholders) in the proposed offer and subsequent merger (the "Transaction") was fair from a financial point of view to the Holders (other than the Management Shareholders). No limitations were imposed by the Special Committee upon BBTCM with respect to the investigations made or procedures followed by it in rendering its opinion.

   The full text of the written opinion of BBTCM, dated March 29, 2000, which sets forth the assumptions made and matters considered is attached as Annex A to the Company's Solicitation/Recommendation Statement on Schedule 14D-9 which has been mailed to shareholder together with this Offer to Purchase. The Holders are urged to read the opinion in its entirety. BBTCM's opinion is addressed to the Special Committee and does not constitute a recommendation to any Holder as to whether such Holder should tender its shares of Common Stock in the Offer or how such Holder should vote at any shareholder meeting in connection with the Merger. The summary of the opinion of BBTCM set forth in this Offer to Purchase is qualified in its entirety by reference to the full text of such opinion.

   In arriving at its opinion, among other actions, BBTCM reviewed the information and took the related actions described below: the final Merger Agreement and Voting Agreement and discussed with management and representatives of the Company and Parent the proposed material terms of the Transaction; among other public information, the Company's Annual Reports, Forms 10-K and related financial statements and certain other relevant financial and operating information for the fiscal years ended October 31, 1999, November 1, 1998 and November 2, 1997; the Company's quarterly report on Form 10-Q and related financial statements and certain other relevant financial and operating information for the quarter ended January 23, 2000; certain information, including financial forecasts provided to BBTCM by the management of the Company relating to the business, earnings, cash flow, assets and prospects of the Company and conducted discussions with members of senior management of the Company concerning the Company's businesses, prospects, and the forecasts provided to BBTCM by the management of the Company; the historical market prices and trading activity for the Common Stock and compared such prices and trading activity with those of certain publicly traded companies which BBTCM deemed to be relevant; the financial position and results of operation of the Company and compared them with those of certain publicly traded companies which BBTCM deemed to be relevant; the proposed financial terms of the Transaction and compared them with the financial terms of certain other business combinations which BBTCM deemed to be relevant; the premiums paid by the purchaser in other business combinations relative to the closing price one day prior to the announcement, one week prior to the announcement and four weeks prior to the announcement; and reviewed other such financial studies and analyses, performed such other investigations and took into account all other matters as BBTCM deemed to be material or otherwise necessary to render its opinion, including its assessment of regulatory, economic, market, and monetary conditions.

   BBTCM relied upon and assumed, without independent verification, the accuracy and completeness of information that was publicly available or that was furnished to BBTCM by or on behalf of the Company or the Management Shareholders, and BBTCM has not assumed any responsibility or liability therefor. BBTCM conducted only a limited physical inspection of the Company's facilities. BBTCM did not prepare or obtain any independent evaluation or appraisal of any of the assets or liabilities of the Company, nor were any valuations or appraisals provided to BBTCM. BBTCM further assumed that the financial forecasts provided to it by the Company were reasonably prepared on a basis reflecting the best judgment and currently available estimates of management and that such forecasts will be realized in the amounts and at the times contemplated. BBTCM took into account its assessment of general economic, financial, market and industry conditions as they existed and could be evaluated as of the date of such opinion, as well as their experience in business valuations in general. BBTCM also assumed that, in the course of obtaining regulatory and third party consents for the Transaction, no restriction will be imposed that will have a material adverse effect on the future results of operations or financial condition of the Company.

   BBTCM's opinion is based on economic, market and other considerations as in effect on, and the information made available to BBTCM as of, the date of such opinion. Subsequent developments may affect the written opinion dated as of March 29, 2000, and BBTCM does not have any obligation to update, revise, or reaffirm such opinion.

   In accordance with customary investment banking practice, BBTCM employed generally accepted valuation methods in reaching its opinion. The following is a summary of the material financial analyses utilized by BBTCM in connection with providing its opinion:

   Public Trading Multiples. Using publicly available information, BBTCM compared selected financial data of the Company with similar data for selected publicly traded companies engaged in businesses which BBTCM judged to be analogous to the Company. The companies selected by BBTCM were Bassett Furniture, Inc., Bush Industries, Inc., Chromcraft Revington Inc., Furniture Brands International, Inc., La-Z-Boy Inc., Rowe Companies and Stanley Furniture Company, Inc. These companies were selected, among other reasons, because they are in the same line of business as the Company. For each comparable company, BBTCM calculated multiples based on publicly available financial data for the latest twelve months ("LTM"), specifically multiples of firm value to LTM revenues, firm value to LTM earnings before interest, taxes, depreciation and amortization ("EBITDA"), firm value to LTM earnings before interest and taxes ("EBIT") and price of common stock to 2000 and 2001 projected earnings per share ("P/E"). These multiples were then applied to Pulaski's LTM revenues, LTM EBITDA, LTM EBIT and projected 2000 and 2001 earnings per share, respectively, yielding a range of implied equity values for the shares of Common Stock of approximately $13.54 to $23.47.

   Selected Transaction Analysis. Using publicly available information, BBTCM examined selected transactions with respect to precedent furniture industry acquisitions, as well as selected going-private transactions. For each of these transactions with disclosed consideration and publicly available financial results of the company acquired, BBTCM calculated firm value as a multiple of LTM revenues, as a multiple of LTM EBITDA and as a multiple of LTM EBIT. BBTCM also calculated equity value as a multiple of LTM net income and as a multiple of book value. These multiples were then applied to the Company's LTM revenues, LTM EBITDA, LTM EBIT, LTM net income and book value, respectively, yielding a range of implied equity values for the shares of Common Stock of approximately $22.19 to $43.50. BBTCM also calculated multiples for a subset of these acquisitions, consisting of recent going-private furniture industry transactions that BBTCM believed to be comparable. These going-private furniture company acquisition multiples yielded a range of implied equity values for the shares of Common Stock of approximately $22.19 to $35.07.

   Premiums Analysis. Using publicly available information, BBTCM reviewed purchase price premiums paid for the stock of selected publicly held furniture companies. This analysis measured the purchase price premium paid by acquirors over the prevailing stock market prices of targets one day prior to the announcement of an offer, one week prior to the announcement of an offer and four weeks prior to the announcement of an offer. These premiums were then applied to the Company's closing stock price one day, one week and four weeks prior to the announcement of the Offer, yielding a range of implied equity values for the shares of Common Stock of approximately $18.75 to $30.73.

   The summary set forth above does not purport to be a complete description of the analyses or data presented by BBTCM, but accurately summarizes the procedures, findings and recommendations of BBTCM. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. BBTCM believes that the summary set forth above and its analyses must be considered as a whole and that selecting portions thereof, without considering all of its analyses, could create an incomplete view of the processes underlying its analyses and opinion. BBTCM based its analyses on assumptions that it deemed reasonable, including assumptions concerning general business and economic conditions and industry-specific factors. The other principal assumptions upon which BBTCM based its analyses are set forth above under the description of each such analysis. BBTCM's analyses are not necessarily indicative of actual values or actual future results that might be achieved, which values may be higher or lower than those indicated. Moreover, BBTCM's analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold.

   As a part of its investment banking business, BBTCM is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. The Purchaser has been advised that, BBTCM was selected to advise the Special Committee and deliver a fairness opinion with respect to the Offer and the Merger on the basis of such experience and its particular knowledge of and experience with companies in the furniture industry.

  Purpose of the Offer; Plans for the Company.

   Purpose of the Offer. The purpose of the Offer is to enable Parent to acquire as many outstanding shares of Common Stock as possible as a first step in acquiring the entire equity interest of the Company. The purpose of the Merger is for Parent to acquire all shares of Common Stock not purchased pursuant to the Offer. Upon consummation of the Merger, the Company will become a direct wholly owned subsidiary of Parent. The Offer is being made pursuant to the Merger Agreement.

   Under the VSCA, the approval of the Company's Board of Directors and the affirmative vote of the holders of more than two-thirds of the outstanding shares of Common Stock is required to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger. The Company's Board of Directors, based upon the unanimous recommendation of the Special Committee, has unanimously approved the Merger Agreement, the Offer and the Merger, determined that the Offer and Merger are fair to, and in the best interests of the Holders (other than the Management Shareholders) and recommends that the Holders accept the Offer and tender their shares pursuant to the Offer. Unless the Merger is consummated pursuant to the "short-form" merger provisions under Section 13.1-719 of the VSCA described below (in which case no vote of the Holders is required), the only remaining required corporate action of the Company is the approval and adoption of the Merger Agreement and the transactions contemplated thereby by the affirmative vote of the holders of more than two-thirds of the shares of Common Stock.

   In the Merger Agreement, the Company has agreed to take all action necessary to convene a meeting of its shareholders as soon as practicable after the consummation of the Offer for the purpose of considering and taking action on the Merger Agreement and the transactions contemplated thereby if such action is required by the VSCA. However, under the VSCA, if the Purchaser acquires, pursuant to the Offer or otherwise, at least 90% of the outstanding shares of Common Stock, the Purchaser will be able to approve the Merger without a vote of the Company's shareholders. Accordingly, if Purchaser acquires at least 90% of the outstanding shares of Common Stock, it will have sufficient voting power to cause the approval and adoption of the Merger Agreement and the transactions contemplated thereby without a vote of the Company's shareholders. In such event, Parent, the Purchaser and the Company have agreed in the Merger Agreement to take, at the request of the Purchaser, all necessary and appropriate action to cause the Merger to become effective without a meeting of the Company's shareholders. If, however, the Purchaser does not acquire at least 90% of the outstanding shares pursuant to the Offer or otherwise and a vote of the Company's shareholders is required under the VSCA, a significantly longer period of time would be required to effect the Merger.

   If Purchaser purchases shares of Common Stock pursuant to the Offer, the Merger Agreement provides that the Purchaser will be entitled to designate representatives to serve on the Board of Directors of the Company in proportion to the Purchaser's ownership of shares of Common Stock following such purchase. The Purchaser expects that such representation would permit the Purchaser to exert substantial influence over the Company's conduct of its business and operations.

   Plans for the Company. Subject to certain matters described below, Parent expects that, initially following the Merger, the business and operations of the Company will generally continue as they are currently being conducted. Parent currently intends to cause the Company's operations to continue to be run and managed by, among others, the Company's existing executive officers. Parent will continue to evaluate all aspects of the business, operations, capitalization and management of the Company during the pendency of the Offer and after the consummation of the Offer and the Merger and will take such further actions as it deems appropriate under the circumstances then existing. Parent intends to seek additional information about the Company during this period. Thereafter, Parent intends to review such information as part of a comprehensive review of the Company's business, operations, capitalization and management. Parent expects that Quad-C Management, Inc. will enter into a consulting agreement with the Company pursuant to which the Company will pay to Quad-C Management, Inc. an annual management and consulting fee of $300,000 and a one-time transaction fee upon consummation of the Merger of approximately $1.3 million. See "SPECIAL FACTORS--Interests of Certain Persons in the Offer and the Merger". The Offer and the Merger are being undertaken at this time for the reasons set forth in "SPECIAL FACTORS--Background of the Offer". Parent determined that an acquisition of the Company on the terms described in this Offer to Purchase represented an attractive opportunity and Parent and the Purchaser negotiated and executed a Merger Agreement for the acquisition of the Company. As a result of the Offer and the Merger and the related financing, the Company will be substantially leveraged. Parent has received no assurance that, following the consummation of the Offer and the Merger, the Company will be able to service its indebtedness or refinance its indebtedness on satisfactory terms.

   As a result of the Offer, the interest of Parent in the Company's net book value and net earnings will be in proportion to the number of shares of Common Stock acquired in the Offer. If the Merger is consummated, Parent's interest in such items and in the Company's equity generally will equal 100% and Parent and its subsidiaries will be entitled to all benefits resulting from such interest, including all income generated by the Company's operations and any future increase in the Company's value. Similarly, Parent will also bear the risk of losses generated by the Company's operations and any future decrease in the value of the Company after the Merger. Subsequent to the Merger, current Holders (other than the Management Shareholders) will cease to have any equity interest in the Company, will not have the opportunity to participate in the earnings and growth of the Company after the Merger and will not have any right to vote on corporate matters. Similarly, such Holders will not face the risk of losses generated by the Company's operations or decline in the value of the Company after the Merger.

   The shares of Common Stock are currently traded on Nasdaq. Following the consummation of the Merger, the shares of Common Stock will no longer be quoted on Nasdaq and the registration of the shares of Common Stock under the Exchange Act will be terminated. Accordingly, after the Merger there will be no publicly-traded equity securities of the Company outstanding and the Company will no longer be required to file periodic reports with the Commission. See "SPECIAL FACTORS--Certain Effects of the Offer and the Merger". It is expected that, if shares of Common Stock are not accepted for payment by the Purchaser pursuant to the Offer and the Merger is not consummated, the Company's current management, under the general direction of the Board of Directors, will continue to manage the Company as an ongoing business.

   Except as otherwise discussed in this Offer to Purchase, none of Parent, the Purchaser, Quad-C, any of their respective directors, executive officers, general partners or controlling affiliates and none of the Management Shareholders has any present plans or proposals that would result in any extraordinary corporate transaction, such as a merger, reorganization, liquidation involving the Company or any of its subsidiaries, or sale or transfer of a material amount of assets of the Company or any of its subsidiaries or in any other material changes to the Company's capitalization, dividend policy, corporate structure, business or composition of the Board of Directors or the management of the Company except that Parent intends to review the composition of the boards of directors (or similar governing bodies) of the Company and its subsidiaries and to cause the election to such boards of directors (or similar governing bodies) of certain of its representatives.

Interests of Certain Persons in the Offer and the Merger.

   In considering the determination of the Parent, Purchaser, Quad-C and the Management Shareholders that the consideration paid in the Offer and the Merger to the Holders (other than the Management Shareholders) is fair to such Holders from a financial point of view, Holders should be aware that, in addition to the matters discussed above, the Management Shareholders have various interests in the Merger described in this section that are in addition to and different from the interests of the Holders generally and create potential conflicts of interest. Both the Purchaser and Parent are newly formed Virginia corporations that have not conducted any business other than in connection with the Offer and the Merger Agreement. All of the outstanding capital stock of Parent is currently owned by Quad-C but at the Effective Time of the Merger, the Management Shareholders will become owners of approximately 14% of the outstanding equity capital of Parent (approximately 24% of the fully diluted equity capital of Parent) by investing their current equity interests in the Company and/or cash in exchange for equity interests and subordinated debt of Parent. Pursuant to the Merger, each share of Common Stock owned by the Management Shareholders will be converted into the right to receive 5.625 shares of common stock of Parent and $11.25 in principal amount of subordinated notes of Parent. Additionally, Messrs. Jack E. Dawson, James S. Dawson, Paul T. Purcell and Raymond E. Winters, Jr. have committed to purchase $211,770.00, $693,765.00, $43,537.50, and $100,012.50, respectively, of equity interests and subordinated debt of Parent simultaneous with the Effective Time of the Merger. The Management Shareholders have agreed not to tender their shares of Common Stock in the Offer and to vote their shares in favor of the Merger Agreement and the transactions contemplated thereby and against any competing offer pursuant to the Voting Agreement.

 The Voting Agreement.

   The following is a summary of the Voting Agreement. The summary is qualified in its entirety by reference to the Voting Agreement, a copy of which has been filed with the Commission as an exhibit to the Schedule TO. The Voting Agreement can be inspected at, and copies may be obtained from, the same places and in the manner set forth in "THE TENDER OFFER--Certain Information Concerning the Company".

   Concurrently with the execution of the Merger Agreement, Parent, the Purchaser and each of the Management Shareholders have entered into the Voting Agreement pertaining to shares of Common Stock held by each of the Management Shareholders. Currently, the Management Shareholders own collectively approximately 7.5% of the outstanding shares of Common Stock of the Company.

   Pursuant to the Voting Agreement, each Management Shareholder has agreed not to tender for acceptance by the Purchaser in the Offer any shares of Common Stock owned by such Management Shareholder as of the date of the Voting Agreement and any shares of Common Stock thereafter acquired (all such shares of Common Stock owned as of the date of the Voting Agreement or acquired after the date of the Voting Agreement, the "Management Shares"). Additionally, each Management Shareholder has agreed that during the period commencing on the date of the Voting Agreement and continuing until the Effective Time, at any meeting of the holders of any class or classes of the capital stock of the Company, however called, or in connection with any written consent of the holders of any class or classes of the capital stock of the Company, such Management Shareholder will vote (or cause to be voted) such Holder's Management Shares
(x) in favor of the Merger, and the Merger Agreement and each of the other transactions contemplated by the Merger Agreement and the Voting Agreement, (y) against any action that would result in a breach of any covenant, representation or warranty of the Company under the Merger Agreement or of such Management Shareholder under the Voting Agreement, and (z) against actions or agreements that could impede, interfere with, delay, postpone, or materially adversely affect the Merger and the transactions contemplated by the Voting Agreement or the Merger Agreement. Pursuant to the Voting Agreement, each Management Shareholder has agreed that such Management Shareholder shall not enter into any agreement or understanding with any person the effect of which would be to violate the provisions and agreements contained in the Voting Agreement.

   Pursuant to the Voting Agreement, each Management Shareholder has appointed Parent, the Purchaser and any designee of Parent or the Purchaser, as such Management Shareholder's proxy to vote or act by written consent with respect to the Management Shares in accordance with the Voting Agreement.

   In the Voting Agreement, each Management Shareholder has also agreed that it will not, in its capacity as a Holder, directly or indirectly (i) solicit, facilitate, initiate or encourage any inquiries the making of any proposal with respect to an Acquisition Transaction (as such term is defined in the Merger Agreement), (ii) enter into an agreement, arrangement or understanding with respect to any Acquisition Transaction or enter into any agreement, arrangement or understanding requiring such Management Shareholder to abandon, terminate or fail to consummate the Voting Agreement or any other transaction contemplated thereby or (iii) negotiate, explore or otherwise engage in discussions, or furnish to any person (other than Parent or the Purchaser) any information with respect to, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Transaction.

 Management Transaction Agreement

   The following is a summary of the Management Transaction Agreement, dated as of March 29, 2000, between Parent, the Purchaser and the Management Shareholders (the "Transaction Agreement"). The summary is qualified in its entirety by reference to the Transaction Agreement, a copy of which has been filed with the Commission as an exhibit to the Schedule TO. The Transaction Agreement can be inspected at, and copies may be obtained from, the same places and in the manner set forth in "THE TENDER OFFER--Certain Information Concerning the Company".

   Pursuant to the Transaction Agreement, the Management Shareholders have committed to exchange their respective shares of Common Stock for shares of common stock and subordinated notes of Parent in accordance with the Merger Agreement, and to execute and deliver, prior to the consummation of the Merger, a Shareholders Agreement (the "Shareholders Agreement") and a Registration Rights Agreement (the "Registration Rights Agreement") to govern the relationship of Quad-C and the Management Shareholders as shareholders of Parent from and after the effective time of the Merger. Furthermore, promptly following consummation of the Merger, the Company, as the surviving corporation in the Merger will implement a Management Performance Stock Option Plan (the "Management Performance Stock Option Plan") and an Annual Incentive Compensation Plan (the "Annual Incentive Compensation Plan") and Parent will execute and deliver the Shareholder Agreement and Registration Rights Agreement.

   The Shareholders Agreement will provide for customary restrictions on transfer, preemptive rights, "rights of first refusal," "tag-along" rights and "drag-along" rights. It is expected that the Shareholders Agreement will also provide for a call option that grants Parent the right to acquire shares of common stock of Parent held by the Management Shareholders under certain circumstances and certain put rights will be granted to the Management Shareholders in certain circumstances. The Registration Rights Agreement is expected to provide for certain rights for Quad-C to require Parent to register shares of common stock of Parent held by them under the Securities Act. In addition, the Management Shareholders and other holders of shares of common stock of Parent will have certain rights to participate in publicly registered offerings of shares of common stock of Parent initiated by Parent or third parties. The Management Performance Stock Option Plan will offer the Management Shareholders and other key management of the Company the right to earn, through the achievement of specified financial performance levels, additional shares of Common Stock of Parent. Additionally, Parent will implement the Annual Incentive Compensation Plan providing for annual cash awards to certain members of management of the Company should the Company exceed certain annual financial targets set by the Board of Directors of the Company. The Transaction Agreement provides that the Management Shareholders' commitments as set forth in this paragraph are subject to the consummation of the Merger.

 Agreement With Respect to Severance

   On December 8, 1999, the Board of Directors of the Company adopted a program for the assurance of continued employment and the provision of severance benefits (the "Continuity Program") with respect to the following Management
Shareholders: Randolf V. Chrisley, Ira S. Crawford, James H. Kelly, James W. Stout and John G. Wampler. In connection with the Continuity Program, each of such Management Shareholders entered into the Pulaski Furniture Corporation Employment Continuity Agreements, dated as of March 29, 2000 (the "Continuity Agreements"), which will entitle such Management Shareholders, upon a "change of control" of the Company, to an assurance of continued employment for at least three years (or receipt of continued salary for at least three years should such Management Shareholder terminate his employment for good reason or be terminated without cause), accelerated vesting of all outstanding restricted stock awards and, should such Management Shareholder terminate his employment for good reason or employment be terminated without cause, full vesting on an enhanced, pro rata basis, of such Management Shareholder's entitlement under the Company's Executive Supplemental Retirement Plan. The Continuity Program and the Continuity Agreements limit the aggregate amount of such payments and benefits, in the case of each executive named above, to the largest amount that will result in no portion of any such payment being subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended. Pursuant to the Transaction Agreement, Messrs. Chrisley, Crawford, Kelly, Stout and Wampler have agreed that the Offer and the Merger will not result in a "change of control" under the Continuity Program or the Continuity Agreements, and, therefore, will not result in the benefits to such individuals that otherwise would have resulted. The Continuity Program and Continuity Agreements would, however, apply to other "change of control" transactions. Additionally, in the Merger Agreement, the Company has agreed that neither it nor any of its subsidiaries will enter into or become bound by any severance, retention, compensation or employee benefit plan, policy, program or arrangement under the Continuity Program and pursuant to which execution of the Merger Agreement and consummation of the transactions contemplated thereby constitutes or would constitute a "change in control" of the Company within the meaning of the Proposed Program.

 Indemnification and Insurance

   The Merger Agreement provides that the provisions of the articles of incorporation and the bylaws of the Company as the surviving corporation in the merger relating to indemnification and exculpation from liability cannot be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights of individuals who on or prior to the Effective Time were directors, officers, employees or agents of the Company (the "Indemnified Parties"), unless such modification is required by law.

   The Merger Agreement further provides that, for a period of six years from the Effective Time, the Surviving Corporation will either (x) maintain in effect the Company's current directors' and officers' liability insurance covering the Indemnified Parties; provided, that in no event will Surviving Corporation be required to pay more than 125% of the annual premiums currently paid by the Company for such insurance; provided, that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation will be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount; provided, further, that the Surviving Corporation may substitute for such Company policies, policies providing at least the same coverage and containing terms and conditions which are no less advantageous provided that said substitution does not result in any gaps or lapses in coverage with respect to matters occurring prior to the Effective Time or (y) cause the Parent's directors' and officers' liability insurance then in effect to cover the Indemnified Parties with respect to those matters covered by the Company's directors' and officers' liability policy.

 Stock Options

   Pursuant to the Merger Agreement, in the Merger all outstanding employee stock options, whether or not then fully exercisable or vested, to purchase shares of Common Stock (a "Stock Option") and all outstanding stock appreciation rights, granted under any plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any of its subsidiaries (collectively, "Stock Incentive Plans") whether or not then fully exercisable or vested, will become fully exercisable and vested, and the Stock Options and stock appreciation rights shall be canceled by the Company, and the holders thereof will receive a cash payment (the "Cash Payment") from the Company in an amount (if any), equal to the product of (i) the number of shares subject to such Stock Option or, in the case of a stock appreciation right, the number of shares to which such stock appreciation right relates, and (ii) the difference (if positive) between $22.50 and the exercise price per share of Common Stock covered by the Stock Option or the stock appreciation right. Each of the Management Shareholders has indicated that such individual will agree with Parent to waive such individual's entitlement to a Cash Payment and, instead, will exchange their Stock Options for options to acquire shares in Parent. Such options to acquire shares in Parent will have a value equal to the cash value of the Management Shareholder's Stock Options in the Offer.

   In addition, pursuant to the Merger Agreement, at the Effective Time, each restricted stock award under the Stock Incentive Plans (an "Award") will become fully and immediately vested and transferable and the restrictions thereon will lapse. At the Effective Time, each holder of an Award will be paid in full satisfaction of such Award a cash payment in an amount in respect thereof equal to the product of (i) $22.50 and (ii) the number of shares of Common Stock subject to such Award. The number of shares of restricted stock of the Company to be awarded to certain officers and employees of the Company pursuant to stock incentive award agreements for fiscal year 2000, will, for each such officer or employee, be equal to the product of (i) the number of shares of restricted stock of the Company that would be awarded under each such stock incentive award agreement, assuming the Company has achieved the $3.03 EPS goal set forth in such award and (ii) a fraction where the numerator is the actual number of days such participant is employed by the Company prior to the Effective Time during the Company's fiscal year ending in 2000 and the denominator is 365, and all restrictions on such restricted stock will lapse immediately prior to the Effective Time. Each of the Management Shareholders has indicated that such individual will agree with Parent to waive such individual's entitlement to a cash payment and, instead, will exchange his Award for shares in Parent with a value equal to the cash value of the Award in the Offer.

   Merger Agreement.

   The following is a summary of the material terms of the Merger Agreement. The summary is qualified in its entirety by reference to the Merger Agreement, a copy of which has been filed with the Commission as an exhibit to the Schedule TO. The Merger Agreement may be inspected at, and copies may be obtained from, the same places and in the manner set forth in "THE TENDER OFFER--Certain Information Concerning the Company."

   The Offer. The Merger Agreement provides that the Purchaser will commence the Offer and that the obligation of the Purchaser to consummate the Offer and to accept for payment and to pay for any shares of Common Stock tendered pursuant to the Offer shall be subject to only those conditions set forth therein. Subject to the terms of the Merger Agreement, Parent and the Purchaser may modify the terms of the Offer, including, without limitation, to extend the Offer beyond the Expiration Date or waive any of the conditions set forth in "THE TENDER OFFER--Conditions of the Offer" in their sole discretion; provided, that, without the prior written consent of the Company, Parent and the Purchaser will not (i) waive the Minimum Condition, (ii) reduce the number of shares of Common Stock subject to the Offer, (iii) reduce the Offer Price, (iv) change the form of consideration payable in the Offer, (v) amend any term or add any condition of the Offer, in each case, in any manner that would adversely affect the holders of Common Stock in any material respect or (vi) extend the Expiration Date (as defined below) beyond twenty (20) business days after commencement of the Offer, except as required by law and except that Parent and the Purchaser shall have the right, in their sole discretion, (A) to extend the Expiration Date for up to ten (10) business days after the Expiration Date if as of that date there shall not have been tendered a number of shares of Common Stock that, when added to the number of shares of Common Stock subject to the Voting Agreement, constitute at least 90% of the outstanding shares of Common

Stock, (B) to elect to provide a subsequent offering period for the Offer in accordance with Rule 14d-11 under the Exchange Act or (C) to extend the Expiration Date of the Offer from time to time for periods of up to twenty (20) business days each, but in no event later than the Termination Date (as defined below), if the conditions set forth in "THE TENDER OFFER--Conditions of the Offer" have not been met. The Merger Agreement further provides that if, on any Expiration Date of the Offer, the Offer would have expired without any shares of Common Stock being purchased because the conditions set forth in "THE TENDER OFFER--Conditions of the Offer" have not been met, Parent and the Purchaser shall, at the request of the Company, extend the expiration date of the Offer for one or more periods not exceeding, in each case, twenty (20) business days (but in no event later than the Termination Date (as defined below)) unless Parent reasonably believes at such time that such conditions are not capable of being satisfied. Subject to the terms and conditions of the Offer set forth in "THE TENDER OFFER--Conditions of the Offer", the Purchaser shall pay for all shares of Common Stock validly tendered and not withdrawn pursuant to the Offer as soon after the expiration of the Offer as it is legally permitted to do so under applicable law.

   Pursuant to the terms of the Merger Agreement, the Company has approved of and consented to the Offer and has represented that its Board of Directors has unanimously (i) adopted resolutions approving the Merger Agreement, the Offer and the Merger, (ii) determined that the Offer and the Merger are fair to, and in the best interests of, the Holders (other than the Management Shareholders),
(iii) recommended that the Holders accept the Offer and approve and adopt the Merger Agreement and approve the Merger, and (iv) taken all action necessary to render Section 13.1-725 through 13.1-727.1 and 13.1-728.1 through 13.1-728.9 of the VSCA and the Rights Agreement inapplicable, in each case, to the Offer and the Merger.

   Composition of the Board Following Consummation of the Offer. The Merger Agreement provides that, promptly upon consummation of the Offer, the Purchaser shall be entitled to designate such number of directors (the "Designees"), rounded up to the next whole number, on the Board of Directors of the Company as is equal to the product of the total number of directors on the Board of Directors of the Company (determined after giving effect to the directors elected pursuant to this sentence) multiplied by the percentage that the number of shares of Common Stock beneficially owned by the Purchaser or its affiliates at such time bears to the total number of shares of Common Stock then outstanding. At such time and subject to applicable law, the Company agrees to take all action requested by Parent which is reasonably necessary to effect any such election, including, without limitation, increasing the size of the Board of Directors of the Company and/or using its reasonable best efforts to secure the resignation of directors.

   The Merger. The Merger Agreement provides that, subject to the terms and conditions thereof, and in accordance with the VSCA, the Purchaser shall be merged with and into the Company at the Effective Time. Following the Merger, the separate corporate existence of the Purchaser will cease and the Company will continue as the surviving corporation (the "Surviving Corporation").

   As of the Effective Time, by virtue of the Merger and without any action on the part of any shareholder of the Company, (a) all shares of Common Stock that are held by any wholly owned subsidiary of the Company and any shares of Common Stock owned by Parent or the Purchaser or any of their subsidiaries shall be canceled and no consideration shall be delivered in exchange therefor, (b) each share of Common Stock owned by any Management Shareholder shall be exchanged as of the Effective Time for 5.625 shares of common stock of Parent and $11.25 in principal amount of subordinated notes of Parent (all such shares of Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and each holder of a certificate or certificates representing any such shares of Common Stock shall cease to have any rights with respect thereto, except the right to receive the consideration specified in this clause (b)) and (c) each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with clause (a) or converted in accordance with clause
(b)) shall be converted as of the Effective Time into the right to receive $22.50 per share from the Surviving Corporation in cash, without interest thereon (the "Merger Consideration") (all such shares of Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and each holder of a certificate or certificates representing any such shares of Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration). At the Effective Time, each issued and outstanding share of the capital stock of the Purchaser shall be converted into one fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.

   The Merger Agreement provides that in the event that the Purchaser shall acquire at least 90% of the outstanding shares of Common Stock, the Company, Parent and the Purchaser will take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the expiration of the Offer without a meeting of the shareholders of the Company, in accordance with Section 13.1-719 of the VSCA.

   The Merger Agreement provides that the respective obligations of Parent and the Purchaser, on the one hand, and the Company, on the other hand, to effect the Merger are subject to the fulfillment, at or prior to the Effective Time, of each of the following conditions: (i) if approval of the Merger by the Holders is required by applicable law, the Merger shall have been approved by the requisite vote of such Holders; (ii) no domestic (federal, state or local), foreign or supranational court, commission, governmental body, regulatory or administrative agency, authority or tribunal (each a "Governmental Entity") or court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree or injunction which prohibits or has the effect of prohibiting the consummation of the Merger; provided, however, that the party asserting this condition shall have used its reasonable best efforts to have any such order, decree or injunction vacated; (iii) the Purchaser shall have accepted for payment and paid for all shares of Common Stock properly tendered pursuant to the Offer in an amount sufficient to satisfy the Minimum Condition; provided, however, that this condition will be deemed to have been satisfied with respect to the obligations of the Purchaser to effect the Merger if the Purchaser fails to accept for payment and pay for any shares of Common Stock validly tendered pursuant to the Offer in violation of the terms of the Merger Agreement or the Offer; and (iv) the applicable waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the "HSR Act") shall have expired or been terminated.

   Options. Pursuant to the Merger Agreement, the Company will (i) terminate the Pulaski Furniture Corporation 1991 Stock Option Plan (the "Stock Option Plan"), the Company's 1996 Salaried Employees' Stock Purchase Plan (the "Stock Purchase Plan"), and any other Stock Incentive Plans, immediately prior to the Effective Time, (ii) grant no additional Stock Options, restricted stock awards, stock appreciation rights or other interests in respect of any shares of Common Stock under the Stock Incentive Plans and (iii) amend, immediately prior to the Effective Time, the provisions of any other employee benefit plan, program, arrangement or agreement providing for the issuance, transfer or grant of any shares of Common Stock, or any interest in respect of any shares of Common Stock, to provide no continuing rights to acquire, hold, transfer, or grant any shares of Common Stock or any interest in any shares of Common Stock.

   In addition, the Merger Agreement provides that, immediately prior to the Effective Time, the Company will have taken all necessary actions, including obtaining any required consents, such that all outstanding employee Stock Options, whether or not then fully exercisable or vested, and all outstanding stock appreciation rights, granted prior to the date of the Merger Agreement under the Stock Incentive Plans whether or not then fully exercisable or vested, will become fully exercisable and vested, and the Stock Options and stock appreciation rights will be canceled by the Company, and the holders thereof will receive a Cash Payment from the Company in an amount (if any), equal to the product of (i) and (ii), where (i) is the number of shares of Common Stock subject to such Stock Option or, in the case of a stock appreciation right, the number of shares of Common Stock to which such stock appreciation right relates, and (ii) is the difference (if positive) between the Merger Consideration and the exercise price per Share covered by the Stock Option or the stock appreciation right. Prior to the Effective Time, the Company will have taken all actions necessary, including obtaining all required consents, such that all amounts, if any, deducted by the Company prior to the Effective Time from the payroll of a participant under the Stock Purchase Plan shall be paid to such participant immediately prior to the Effective Time. Further, all Company contributions, if any, attributable to such amounts and accrued under the Stock Purchase Plan will also be paid to such participant immediately prior to the Effective Time.

   The Merger Agreement further provides, that immediately prior to the Effective Time, the Company will have taken all necessary actions, including obtaining all required consents, such that each Award will become fully and immediately vested and transferable and the restrictions thereon will lapse. At the Effective Time, each holder of an Award will be paid in full satisfaction of such Award a cash payment in an amount in respect thereof equal to the product of (i) and (ii), where (i) is the Merger Consideration and (ii) is the number of shares of Common Stock subject to such Award. The number of shares of restricted stock of the Company to be awarded to certain officers and employees of the Company pursuant to stock incentive award agreements for fiscal year 2000, each dated as of December 15, 2000, will, for each such officer or employee, be equal to the product of (i) and (ii), where (i) is the number of shares of restricted stock of the Company that would be awarded under each such stock incentive award agreement, assuming the Company has achieved the $3.03 EPS goal set forth in such award and (ii) is a fraction where the numerator is the actual number of days such participant is employed by the Company prior to the Effective Time during the Company's fiscal year ending in 2000 and the denominator is 365, and all restrictions on such restricted stock will lapse immediately prior to the Effective Time.

   Notwithstanding the foregoing, the Purchaser and any employee of the Company may agree in writing that all or a portion of the Stock Options held by such employee will, in lieu of being canceled in consideration for the Cash Payment pursuant to the Merger Agreement, be converted into options to acquire shares of Parent common stock or other securities of Parent. In such event, the Company will not make the Cash Payment in respect of any such converted Stock Options. See "SPECIAL FACTORS--Interests of Certain Persons in the Offer and the Merger."

   Directors and Officers of the Surviving Corporation. The Merger Agreement provides that, at the Effective Time, the directors of the Purchaser immediately prior to the Effective Time shall be the directors of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation.

   Company Shareholders' Meeting. Pursuant to the Merger Agreement, promptly following the purchase of shares of Common Stock pursuant to the Offer if approval of the Merger by the shareholders of the Company is required by applicable law, the Company will call a meeting of its shareholders (the "Shareholder Meeting") for the purpose of voting on the Merger and will take all action necessary or advisable to obtain shareholder approval of the Merger and the Company has agreed that this Merger Agreement and the Merger will be submitted at such meeting. The Shareholder Meeting will be held as soon as practicable following the purchase of shares of Common Stock pursuant to the Offer and the Company will, through its Board of Directors, subject to the Merger Agreement, recommend to its shareholders the approval of the Merger. Pursuant to the Merger Agreement, the Company has agreed that it will include in the proxy statement (the "Proxy Statement") required in connection with the Shareholder Meeting the recommendation of its Board of Directors to the shareholders of the Company to approve and adopt the Merger Agreement and approve the Merger. The record date for the Shareholder Meeting will be a date subsequent to the date the Purchaser becomes a record holder of shares of Common Stock purchased pursuant to the Offer.

   The Company has agreed that, if shareholder approval of the Merger is required by applicable law, the Company will, as soon as practicable following the expiration of the Offer, prepare and file a preliminary Proxy Statement with the Commission and will use its reasonable best efforts to respond to any comments of the Commission or its staff and to cause the Proxy Statement to be cleared by the Commission. The Company has agreed to use its commercially reasonable efforts to obtain the necessary approvals by its shareholders of the Merger, the Merger Agreement and the transactions contemplated thereby. The Purchaser has agreed to cause all shares of Common Stock purchased pursuant to the Offer and all other shares of Common Stock owned by the Purchaser to be voted in favor of the approval of the Merger.

   Interim Operations. The Merger Agreement provides that except as otherwise expressly permitted or required by the Merger Agreement or as disclosed by the Company, during the period from the date of the Merger Agreement through the Effective Time, the Company will, and will cause its subsidiaries to, in all material respects carry on their respective businesses in, and not enter into any material transaction other than in accordance with, the regular and ordinary course and, to the extent consistent therewith, use its reasonable best efforts to preserve intact their current business organizations, keep available the services of their current officers and employees and preserve their relationships with customers, suppliers and others having business dealings with them. Without limiting the generality of the foregoing, and, except as otherwise expressly permitted or required by the Merger Agreement or as disclosed by the Company, the Company will not, and will not permit any of its subsidiaries to, without the prior written consent of
Parent: (a)(x) declare, set aside or pay any dividends on, or make any other actual, constructive or deemed distributions in respect of, any of its capital stock, or otherwise make any payments to shareholders of the Company in their capacity as such, other than dividends payable to the Company declared by any of the Company's subsidiaries and regular quarterly cash dividends consistent with past practice in an amount not to exceed $0.17 per share of Common Stock,
(y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock or (z) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities; (b) issue, deliver, sell, pledge, dispose of or otherwise encumber any shares of its capital stock, any voting debt or other voting securities or equity equivalent or any securities convertible into or exchangeable or exercisable for, or any rights, warrants or options to acquire, any such shares, voting debt or voting securities or convertible securities or equity equivalent or any phantom stock or stock appreciation rights (other than, in the case of the Company, the issuance of shares of Common Stock during the period from March 29, 2000 through the Effective Time upon the exercise of Stock Options outstanding on March 29,
2000), in accordance with their current terms or enter into any agreement or contract with respect to the sale or issuance of any of its securities; (c) amend its charter or bylaws or the Rights Agreement or equivalent governing documents; (d) acquire or agree to acquire by merging with, or by purchasing a material amount of assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets other than inventory in the ordinary course of business; (e) sell, lease or otherwise dispose of or agree to sell, lease or otherwise dispose of, any of its assets that are material, individually or in the aggregate, to the Company, other than sales of inventory and excess or obsolete assets in the ordinary course of business consistent with past practice, or allow any properties or assets to become subject to any lien other than liens permitted in accordance with the Merger Agreement; (f) incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others, or make any loans, advances or capital contributions to, or investments in, any other person other than a wholly owned subsidiary, enter into any "keep-well" or other agreement to maintain any financial state and condition of another person or enter into any arrangement having the economic effect of any of the foregoing; (g) grant any severance or termination pay not currently required to be paid under existing severance plans, or enter into or adopt, or amend any existing, severance plan, agreement or arrangement or enter into or amend any employee benefit plan (including, without limitation, the Stock Option Plan and the Proposed Program for the Assurance of Continued Employment and Severance Benefit), except as required by applicable law, or enter into or amend any employment or consulting agreement; (h) enter into any contract or commitment with respect to capital expenditures with a value in excess of, or requiring expenditures by the Company and its subsidiaries in excess of, $250,000, individually, or enter into contracts or commitments with respect to capital expenditures with a value in excess of, or requiring expenditures by the Company and its subsidiaries in excess of, $300,000, in the aggregate; (i) except to the extent required under existing employee and director benefit plans, agreements or arrangements as in effect on March 29, 2000, materially increase the compensation or fringe benefits of any of its directors, officers or employees; (j) agree to the settlement of any material claim or litigation; (k) make or rescind any material tax election or settle or compromise any material tax liability; (l) except as required by applicable law or generally accepted accounting principles, make any change in its method of accounting or accounting polices or procedures; (m) except as required under the Stock Option Plan and as otherwise permitted or required by the Merger Agreement, accelerate the payment, right to payment or vesting of any bonus, severance, profit sharing, retirement, deferred compensation, stock option, insurance or other compensation or benefits; (n) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction (A) of any such claims, liabilities or obligations in the ordinary course of business and consistent with past practice or (B) of claims, liabilities or obligations reflected or reserved against in, or contemplated by, the consolidated financial statements (or the notes thereto) contained in documents filed with the Commission by the Company, in each case, that are not in excess of $100,000; (o) enter into any agreement, understanding or commitment that restrains, limits or impedes the Company's or any of its subsidiaries' ability to compete with or conduct any business or line of business, including, but not limited to, geographic limitations on the Company's or any of its subsidiaries' activities; (p) materially modify, amend or terminate any material contract or waive any of its rights or claims thereunder or enter into any contract, agreement, commitment or arrangement that, if in existence on March 29, 2000, would be a material contract; (q) establish, adopt, enter into or amend or terminate any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, defined compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officers or employees; or (r) agree, in writing or otherwise, to take any of the foregoing actions.

   No Solicitation. The Merger Agreement provides as follows:

   (a) The Company will and shall cause its subsidiaries and affiliates and each of their directors, officers, employees, agents, advisors and representatives to immediately cease any discussions or negotiations with third parties with respect to any Acquisition Transaction (as hereinafter defined). Prior to the Effective Time, the Company agrees that it shall not, and shall not authorize or permit any of its subsidiaries or affiliates or any of their directors, officers, employees, agents, advisors or representatives to, directly or indirectly:

     (i) solicit, initiate, facilitate or encourage (including without limitation by furnishing information to a third party or by taking any action which would make the Rights Agreement or Sections 13.1-725 through 13.1-727.1 and 13.1-728.1 through 13.1-728.9 of the VSCA inapplicable to any Acquisition Transaction (other than the Offer or the Merger)) any inquiries or the making of any proposal with respect to any tender offer or exchange offer involving the Company or any proposal with respect to any merger, consolidation or other business combination involving the Company or any subsidiary of the Company, the acquisition of all or any significant part of the assets of the Company or any subsidiary of the Company or more than 10% of the capital stock of the Company or any subsidiary of the Company (each, an "Acquisition Transaction");

     (ii) except for agreements with respect to a Superior Proposal (as hereinafter defined) entered into in accordance with the termination provisions of the Merger Agreement described below and except for a confidentiality agreement entered into in connection with actions permitted in accordance with clause (a)(iii) below, enter into any agreement, arrangement or understanding with respect to any Acquisition Transaction or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Offer, the Merger or any other transaction contemplated by the Merger Agreement; or

     (iii) negotiate, explore or otherwise engage in discussions with any person (other than Parent and its representatives) with respect to any Acquisition Transaction, or any inquiry that may reasonably be expected to lead to a proposal for an Acquisition Transaction; provided, however, that the Company may (A) participate in discussions with or request clarifications from or furnish information (pursuant to a confidentiality agreement with terms not more favorable to such third party than the terms of the existing confidentiality agreement between the Company and Quad-C, Inc. to any third party which makes an unsolicited written proposal to effect an Acquisition Transaction that did not result from the breach of paragraphs (a), (b) and (c) of this subsection entitled "No Solicitation" and subject to compliance with its obligations under paragraph (b) below, in each case solely for the purpose of obtaining information reasonably necessary to ascertain whether such Acquisition Transaction is, or could reasonably likely lead to, a Superior Proposal and (B) in response to an unsolicited written proposal from a third party making a Superior Proposal that did not result from the breach of paragraphs (a), (b) and (c) of this subsection entitled "No Solicitation" and subject to compliance with its obligations under paragraph (b) below, furnish information (pursuant to a confidentiality agreement with terms not more favorable to such third party than the terms of the existing confidentiality agreement) and engage in discussions and negotiations with such third party, but only, in the case of each of clauses (A) and (B), if the Board of Directors of the Company determines in good faith (after receiving written advice from its financial advisors and after receiving advice from outside independent counsel) that taking such action is in the best interests of the Company and its shareholders and such action is required by its fiduciary duties under applicable law.

   Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this paragraph (a) by any director, officer, employee, agent, advisor or representative of the Company, whether or not such person is purporting to act on behalf of the Company, shall constitute a breach of this paragraph (a) by the Company.

(b) The Company has agreed to advise Parent in writing within 24 hours of the receipt thereof of the existence of:

     (i) any inquiries or proposals (or desire to make a proposal) received by (or indicated to), any such information requested from, or any negotiations or discussions sought to be initiated with, the Company, its affiliates, or any of the respective directors, offices, employees, agents or representatives of the foregoing, in each case from a person (other than Parent and its representatives) with respect to an Acquisition Transaction; and

     (ii) the terms thereof, including the identity of such third party and the terms of any financing arrangement or commitment in connection with such Acquisition Transaction, and update on an ongoing basis or upon Parent's reasonable request, the status thereof.

   The Company will simultaneously provide to Parent any non-public information concerning the Company provided to any other person or group in connection with any Acquisition Transaction which was not previously provided to Parent.

   (c) "Superior Proposal" means a bona fide written and unsolicited proposal or offer made by any person (or group) (other than Parent or any of its subsidiaries) to acquire all or substantially all of the capital stock of the Company pursuant to a tender offer, exchange offer, merger or other business combination or to purchase all or substantially all of the assets of the Company (i) on terms that, as determined by the Board of Directors of the Company in good faith (based on written advice of its independent financial advisors), are more favorable from a financial point of view to the Company and its shareholders than the transactions contemplated by the Merger Agreement and any alternative proposed by Parent or the Purchaser and (ii) that is not conditioned upon obtaining additional financing the likelihood of closing of which is less certain than the satisfaction of the condition set forth in paragraph (i) of "THE TENDER OFFER--Conditions of the Offer".

   Directors' and Officers' Insurance and Indemnification. The Merger Agreement provides that the articles of incorporation and the bylaws of the Surviving Corporation will contain the provisions with respect to indemnification and exculpation from liability set forth in the Company's article of incorporation and bylaws on March 29, 2000, which provisions will not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who on or prior to the Effective Time were directors, officers, employees or agents of the Company (the "Indemnified Parties"), unless such modification is required by law.

   The Merger Agreement further provides that, for a period of six years from the Effective Time, the Surviving Corporation will either (x) maintain in effect the Company's current directors' and officers' liability insurance covering the Indemnified Parties; provided, that in no event shall Surviving Corporation be required to expend in any one year an amount in excess of 125% of the annual premiums currently paid by the Company for such insurance; provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation will be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount; provided, further, that the Surviving Corporation may substitute for such Company policies, policies providing at least the same coverage and containing terms and conditions which are no less advantageous provided that said substitution does not result in any gaps or lapses in coverage with respect to matters occurring prior to the Effective Time or (y) cause the Parent's directors' and officers' liability insurance then in effect to cover the Indemnified Parties with respect to those matters covered by the Company's directors' and officers' liability policy.

   Agreement to Use Commercially Reasonable Efforts. Pursuant to the Merger Agreement and subject to the conditions thereof, each of the Company, Parent and the Purchaser has agreed to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger, and the other transactions contemplated by the Merger Agreement, including (a) obtaining all necessary actions or non-actions, waivers, consents and approvals from all Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, including without limitation, all filings under the HSR Act), and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from or to avoid an action or proceeding by any Governmental Entity, (b) obtaining all necessary consents, approvals or waivers from third parties, (c) defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging the Merger Agreement or the consummation of the transactions contemplated thereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (d) executing and delivering any additional instruments necessary to consummate the transactions contemplated by the Merger Agreement.

   Representations and Warranties. In the Merger Agreement, (i) the Company has made customary representations and warranties to Parent and the Purchaser with respect to, among other things, its organization, corporate authority, capital structure, financial statements, public filings, litigation, compliance with applicable laws, employee benefit plans, brokers' and finders' fees, state takeover statutes, voting requirements, taxes, intellectual property and the absence of any material adverse changes in the Company since October 31, 1999 and (ii) Parent and the Purchaser have made customary representations and warranties to the Company with respect to, among other things, their respective organization, corporate authority, non-contravention, financing and broker's and finder's fees.

   In addition, the Company has represented that the Company and its Board of Directors have taken all necessary action to amend the Rights Agreement to render the Rights Agreement inapplicable with respect to the Offer, the Merger and the other transactions contemplated by the Merger Agreement.

   Termination. The Merger Agreement may be terminated and the transactions contemplated by the Merger Agreement may be abandoned at any time prior to the closing of the transactions contemplated thereby (whether before or after the approval of the Merger Agreement by the shareholders of the Company) as follows:

     (a) by mutual written agreement of Parent and the Company; or

     (b) (i) By either the Company or Parent if the Offer shall have expired without any shares of Common Stock being accepted for purchase under the Merger Agreement by the Purchaser and without the Purchaser having had an obligation pursuant to the Merger Agreement to extend the Offer; provided, however, that none of the parties shall is entitled to terminate the Merger Agreement pursuant to this clause (b)(i) if, at the time of such proposed termination, it is in material breach of its representations and warranties, covenants or other agreements under the Merger Agreement; or

     (ii) by the Company;

       (A) if the Offer has not commenced within seven business days of the execution of the Merger Agreement; or

       (B) if prior to the acceptance for purchase of shares of Common Stock pursuant to the Offer, there has been a material breach by either Parent or the Purchaser of any representation, warranty, covenant or agreement set forth in the Merger Agreement (and such breach is not reasonably capable of being cured within thirty (30) days of notice thereof); provided, however, that the Company is not entitled to terminate the Merger Agreement in accordance with this section (b) if it is in material breach of its representations and warranties, covenants or other agreements under the Merger Agreement; or

     (c) (i) by either Parent or the Company if a court of competent jurisdiction or other Governmental Entity shall have issued an order, decree or filing or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Merger Agreement;

     (ii) by Parent, if prior to the acceptance for purchase of shares of Common Stock pursuant to the Offer, there has been a material breach by the Company of any representation, warranty, covenant or agreement set forth in the Merger Agreement, which breach shall result in any condition set forth in "THE TENDER OFFER--Conditions of the Offer" not being satisfied (and such breach is not reasonably capable of being cured and such condition satisfied within thirty (30) days after the receipt of notice thereof); provided, however, that Parent shall not be entitled to terminate the Merger Agreement pursuant to this clause (c)(ii) if it or the Purchaser is in material breach of its representations and warranties, covenants or other agreements under the Merger Agreement; or

     (iii) by either Parent or the Company if by July 29, 2000, the Purchaser has not purchased any shares of Common Stock pursuant to the Offer; provided, however, that the right to terminate the Merger Agreement pursuant to this clause (c) (iii) shall not be available to any party whose failure to fulfill any material obligation under the Merger Agreement has been the cause of, or resulted in, the Purchaser's failure to make such purchases; or

     (d) by the Company to allow the Company to enter into one or more related agreements in accordance with the applicable provisions of the Merger Agreement with respect to a Superior Proposal if the Company's Board of Directors has determined in good faith (after receiving advice from independent outside counsel) that a failure to terminate the Merger Agreement and enter into an agreement to effect the Superior Proposal would constitute a breach of its fiduciary duties; provided, however, that:

       (i) the Company has complied with all provisions of the Merger Agreement relating to Acquisition Transactions; and

       (ii) Parent does not make, within five business days of receipt of the Company's written notification of its intention to enter into a binding agreement for a Superior Proposal, an offer to enter into an amendment to the Merger Agreement containing terms such that the Board of Directors of the Company determines in good faith, after receiving advice from its financial advisors, that the Merger Agreement as so amended is at least as favorable, from a financial point of view, to the shareholders of the Company as the Superior Proposal; and

       (iii) the Company makes simultaneous payment of the Termination Fee (as hereinafter defined), plus any amounts then due as a reimbursement of expenses; and

       (iv) substantially contemporaneously with such termination, the Company enters into a definitive agreement to effect the Superior Proposal.

     (e) by Parent, at any time prior to the acceptance for purchase of the shares of Common Stock pursuant to the Offer, if:

       (i) the Company's Board of Directors, or any committee thereof, shall have withdrawn, modified, or changed its recommendation in respect of the Merger Agreement or the Offer in a manner adverse to the Purchaser;

       (ii) the Company's Board of Directors, or any committee shall have recommended any proposal other than by Parent or the Purchaser in respect of an Acquisition Transaction;

       (iii) the Company has received a proposal regarding an Acquisition Transaction and the Company shall not have rejected such proposal within ten business days of its receipt or, if sooner, the date its existence first becomes publicly disclosed.

   Payment of Certain Fees and Expenses Upon Termination. Except as provided in the immediately succeeding sentence, all costs and expenses incurred in connection with the Merger Agreement and the consummation of the transactions contemplated thereby are paid by the party incurring such costs and expenses.

If the Merger Agreement is terminated by (i) Parent in accordance with paragraph (e) under the subsection "Termination" hereof, (ii) Parent in accordance with paragraph (c)(ii) and prior to or within two months of the date of a termination (x) the Company shall have received a proposal with respect to an Acquisition Transaction that the Company has not rejected prior to such termination and (y) within twelve (12) months of the date of such termination, the Company shall enter into a definitive agreement with respect to such Acquisition Transaction, or (iii) the Company in accordance with paragraph (d) under the subsection "Termination" hereof , then the Company will (A) in the case of clause (i), promptly, but in no event later than two (2) business days after the date of such termination, (B) in the case of clause (ii), on the business day next succeeding the execution of a definitive agreement with respect to such Acquisition Transaction under the circumstances described in clause (ii) and (C) in the case of clause (iii), simultaneously with such termination, (I) pay to Parent a termination fee (the "Termination Fee") of $2,900,000, plus (II) an amount, not in excess of $1,200,000, equal to the Parent's actual and documented out-of-pocket expenses incurred or paid by Parent and the Purchaser in connection with the Offer, the Merger, the Merger Agreement and the consummation of the transactions contemplated thereby.

Dissenters' Rights.

   No dissenters' or appraisal rights are available in connection with the Offer. No Holder is entitled to dissenters' rights, rights of appraisal or other similar rights in connection with the Merger pursuant to the VSCA unless
(i) in the event the vote of the shareholders is required to approve the Merger pursuant to the VSCA, on the record date fixed by the Company's Board of Directors to determine the shareholders of the Company entitled to receive notice of and to vote at a meeting to approve the Merger, or (ii) in the event no shareholder vote is required to approve the Merger pursuant to the VSCA, immediately prior to the effective time of the Merger, the shares of Common Stock are not (A) listed on a national securities exchange or on the NASDAQ or
(B) held by at least 2,000 record shareholders. In the event dissenters' rights become available, Article 15 of the VSCA provides that shareholders of the Company will be entitled to receive the "fair value" of their shares of Common Stock, provided that the procedures set forth in Article 15 of the VSCA are followed. Holders should be aware that the "fair value" as determined under
Article 15 of the VSCA could be more than, the same as or less than the Offer Price and that failure to follow the steps required by Article 15 of the VSCA for perfecting dissenters' rights may result in the loss of such rights. The preceding discussion is only a summary for general information on the dissenters' rights provisions of the VSCA which are filed as an exhibit to Schedule TO.

   The foregoing summary of the rights of objecting Holders does not purport to be a complete statement of the procedures to be followed by Holders desiring to exercise any available appraisal rights.

Certain United States Federal Income Tax Consequences.

   The receipt of cash for shares of Common Stock pursuant to the Offer or the Merger by a U.S. Holder (as hereinafter defined) will be a taxable transaction for United States federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. For purposes of this discussion, a "U.S. Holder" is a beneficial owner of shares of Common Stock who for United States federal income tax purposes is (i) a citizen or resident of the United States, (ii) a corporation or partnership organized in or under the laws of the United States or any State thereof (including the District of Columbia), (iii) an estate the income of which is subject to United States federal income taxation regardless of its source or (iv) a trust if such trust has validly elected to be treated as a United States person for United States federal income tax purposes or a trust (a) the administration over which a United States court can exercise primary supervision and (b) all of the substantial decisions of which one or more United States persons have the authority to control.

   In general, a U.S. Holder will recognize a gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount realized from the sale of shares of Common Stock and such U.S. Holder's adjusted tax basis in such shares of Common Stock. Assuming that the shares of Common Stock constitute a capital asset in the hands of the U.S. Holder, such gain or loss will be capital gain or loss. In the case of a noncorporate U.S. Holder, the maximum marginal United States federal income tax rate applicable to such gain will be lower than the maximum marginal United States federal income tax rate applicable to ordinary income, if such U.S. Holder's holding period for such shares of Common Stock exceeds one year.

   The foregoing discussion may not be applicable to certain types of Holders, including Holders who acquired shares of Common Stock pursuant to the exercise of stock options or otherwise as compensation, Holders that are not U.S. Holders and Holders that are otherwise subject to special tax rules, such as financial institutions, insurance companies, dealers or traders in securities or currencies, tax-exempt entities, persons that hold shares of Common Stock as a position in a "straddle" or as part of a "hedging" or "conversion" transaction for tax purposes and persons that have a "functional currency" other than the United States dollar.

   Backup Withholding Tax. As noted in "THE TENDER OFFER--Procedures for Tendering Shares of Common Stock", a Holder (other than an "exempt recipient", including a corporation, a non-U.S. Holder that provides appropriate certification and certain other persons (if the payor does not have actual knowledge that such certificate is false)) that receives cash in exchange for shares of Common Stock may be subject to United States federal backup withholding tax at a rate equal to 31%, unless such Holder provides its taxpayer identification number and certifies that such Holder is not subject to backup withholding tax by submitting a completed Substitute Form W-9 to the Depositary. Accordingly, each U.S. Holder should complete, sign and submit the Substitute Form W-9 included as part of the Letter of Transmittal in order to avoid the imposition of such backup withholding tax.

   The United States federal income tax discussion set forth above is included for general information and is based upon income tax laws, regulations, rulings and decisions now in effect, all of which are subject to change (possibly retroactively). Holders are urged to consult their tax advisors with respect to the specific tax consequences of the Offer or the Merger to them, including the application and effect of the alternative minimum tax and state, local and foreign tax laws.

Financing of the Offer.

   The Purchaser expects the amount of funds required by the Purchaser to purchase all of the outstanding shares of Common Stock pursuant to the Offer, retire existing debt of the Company and to pay related fees and expenses to be approximately $128.0 million. The Purchaser currently intends to obtain all such funds from (i) borrowings under the senior credit facilities described below, (ii) equity investments totaling approximately $24.0 million in Parent by Quad-C and the Management Shareholders and (iii) an investment of approximately $24.0 million in senior subordinated notes of parent by Quad-C and the Management Shareholders. The Purchaser currently intends to obtain a Senior Credit Facility (the "Credit Facility") to be provided by Bankers Trust Company (the "Agent").

   The Agent has provided a Commitment Letter to the Purchaser pursuant to which it has agreed to lend to Purchaser up to $82.5 million of the Credit Facility for the purpose of acquiring Common Stock in the Offer and the Merger, retiring existing debt of the Company and paying related expenses which, along with the equity and subordinated debt investments in Parent (the proceeds of which will be contributed to Purchaser), will be sufficient to consummate the Offer and the Merger and to pay related fees and expenses. The Purchaser currently expects that the Agent will syndicate some or all of the Credit Facility to other banks or financial institutions.

   Based upon the Commitment Letter, the Purchaser expects that the Credit Facility will be a senior secured credit facility consisting of (i) a $85 million 6-year revolving credit facility (the "Revolving Credit Facility") and
(ii) a $35 million 6-year amortizing term loan facility (the "Term Loan"). Loans under the Credit Facility will bear interest at a rate per annum equal to, at the Borrower's election, (i) the applicable eurodollar rate, plus a margin equal to 3.25% or (ii) the higher of (a) the Agent's publicly announced prime lending rate, and (b) the reported federal certificate of deposit rate plus 1/2 of 1%, plus a margin of 2.25%. The Purchaser further expects that the Credit Facility will mature six years after the acceptance of the shares of the Common Stock for payment.

   The commitment of the Agent is subject to, among other things, the negotiation and execution of definitive financing agreements on terms satisfactory to Parent and the Agent. The definitive documentation relating to the

Credit Facility will contain representations and warranties, covenants, events of default and conditions (including, without limitation, a condition precedent that the structure and terms of the Offer and the Merger are acceptable to the Agent) customary for transactions of this size and type. Parent has agreed to pay certain expenses of, and provide customary indemnities for, the Agent.

   The initial borrowing under the Credit Facility is subject to various terms and conditions including, among other conditions:

  . the lenders have not become aware of any facts or circumstances that they reasonably determine is materially adverse to Parent, the Purchaser, the Company and their respective subsidiaries;

  . no event shall have occurred which is materially adverse to Parent, the Purchaser, the Company and their respective subsidiaries;

  . the lenders are satisfied with the material terms and conditions of each agreement entered into in connection with such loans, the Offer and the Merger and all of the conditions in the Offer shall have been satisfied and the Offer shall have been consummated in accordance with its terms;

  . Parent shall have received gross cash proceeds from the issuance of equity interest (the terms of which shall be satisfactory to the lenders) of at least $20 million and gross cash proceeds from the issuance of subordinated notes (the terms of which shall be satisfactory to the lenders) of at least $20 million;

  . the lenders have received a solvency opinion to the effect that, after giving effect to the Merger and the related financing, we will not be insolvent;

  . the lenders shall have received and be satisfied with a pro forma balance sheet of Parent and its subsidiaries;

  . after giving effect to the merger and the related financing, Parent, the Purchaser and their respective subsidiaries shall have no outstanding indebtedness for borrowed money or liens other than indebtedness or liens permitted under the Credit Facility;

  . no material adverse change in banking or capital market conditions shall have occurred which would have, in the reasonable judgment of the lenders, a material adverse effect on the syndication of leveraged bank credit facilities similar to the Credit Facility;

  . all necessary governmental and third party approvals of the Offer, the Merger and the financing thereof shall have been obtained; and

  . no litigation which could reasonably be expected to have a material adverse effect on the Offer, Merger or the financing thereof shall be pending or threatened, and no litigation shall be pending or threatened which the lenders determine could reasonably be expected to have a material adverse effect on Parent, the Purchaser, the Company and their subsidiaries taken as a whole;

   The foregoing summary of the source and amount of funds is subject to preparation and completion of a definitive credit agreement for the Credit Facility. If and when definitive agreements relating to the Credit Facility are executed, copies will be filed as exhibits to an amendment to the Tender Offer Statement on Schedule TO relating to the Offer which the Purchaser has filed with the Commission. There are currently no alternative financing arrangements in the event the primary financing becomes unavailable.

   The margin regulations promulgated by the Federal Reserve Board place restrictions on the amount of credit that may be extended for the purposes of purchasing margin stock (including the shares of Common Stock) if such credit is secured directly or indirectly by margin stock.

   Based on currently available information, Parent estimates that approximately $56.0 million may be necessary to repay or purchase existing long-term and short-term indebtedness of the Company which may be required to be repaid or purchased by reason of the consummation of the Offer. The Purchaser currently intends to provide the Company, through a combination of loans and capital contributions, with the necessary funds to repay or purchase such indebtedness from the incurrence of debt by the Purchaser under the Credit Facility.

   The Purchaser has further entered into the Transaction Agreement, as described under "SPECIAL FACTORS--Interests of Certain Persons in the Offer and the Merger" above, providing for an equity contribution from the Management Shareholders, in the aggregate, equal to approximately $6.4 million. The Purchaser expects that, of this amount, $5.4 million will come in the form of an exchange of the Management Shares for shares of common stock of Parent as set forth in the Merger Agreement and $1.0 million will be in the form of a cash contribution by four of the Management Shareholders.

   The Management Shareholders will be holders of subordinated debt of Parent (the "Subordinated Notes"). The Subordinated Notes will mature seven years after their initial issuance date. The interest will accrue on the unpaid principal amount of each Subordinated Note at a rate of 12% per annum (the "Interest Rate"); provided, that interest on the Subordinated Notes will be payable solely in kind in the form of additional Subordinated Notes (except that, so long as a default or event of default does not exist under the Credit Agreement, cash interest may be paid in respect of the Subordinated Notes (i) in an amount sufficient to allow the holders of the Subordinated Notes to pay cash taxes in respect of income on the Subordinated Notes or (ii) if the "senior leverage ratio" (as defined in the Credit Agreement) of Parent and its subsidiaries is less than 2.5:1). If Parent defaults on the payment when due of principal or interest, Parent shall, on demand from time to time pay interest, to the extent permitted by law, on such defaulted amount up to but not including the date of actual payment at a rate per annum equal to the Interest Rate. Any payments made to any holder of any outstanding Subordinated Notes (whether for principal, interest or otherwise) will be made pro rata among all holders of outstanding Subordinated Notes.

   On not less than thirty (30) days written notice to the holder of any Subordinated Note, Parent may, at any time and from time to time without premium or penalty, prepay all or a portion of the unpaid principal amount of any Subordinated Note together with the unpaid interest accrued on such portion of the principal amount of such Subordinated Note; provided, that no prepayment may be made if such prepayment is then prohibited by the terms of any senior indebtedness. All such prepayments will be made pro rata among the holders of all outstanding Subordinated Notes.

   Payment of the principal of, interest on and all other amounts owing in respect of the Subordinated Notes will be expressly and fully subordinated to the payment in full in cash of all indebtedness of Parent other than (i) indebtedness which is expressly pari passu with or junior to the Subordinated Notes, (ii) trade payables in the ordinary course of business and (iii) taxes.

   An event of default ("Event of Default") will be deemed to have occurred upon (i) Parent's failure to pay on the maturity date any portion of the unpaid principal amount of the Subordinated Notes, (ii) Parent's failure to pay on any interest payment date any portion of the unpaid interest on the Subordinated Notes and (iii) the commencement of bankruptcy, reorganization, insolvency or liquidation proceedings involving Parent (other than an involuntary proceeding which is dismissed or terminated within 90 days of commencement).

   Upon the occurrence and during the continuance of an Event of Default (but subject to the subordination provisions of the Subordinated Notes), the holders of a majority of the outstanding Subordinated Notes may declare all or any portion of the outstanding principal amount of the Subordinated Notes due and payable and demand immediate payment of such amount.

  Transactions and Arrangements Concerning the Common Stock.

   To the Parent's, Purchaser's, Quad-C's, and each of the Management Shareholder's knowledge, no transactions in the shares of Common Stock, other than ordinary course purchases under the Company's 401(k) savings plan, have been effected during the past 60 days by the Company or its executive officers, directors, affiliates or subsidiaries, or by Parent, the Purchaser, Quad-C, the Management Shareholders or any of their executive officers, directors, affiliates or subsidiaries.

   Since the commencement of the Company's second full fiscal year preceding the date of this Offer to Purchase, no purchases of shares of Common Stock were made by the Company or Parent, the Purchaser, Quad-C or any of the Management Shareholders.

   Except as set forth in this Offer to Purchase, neither the Company nor, to Company's knowledge, any of its affiliates, directors or executive officers or any person controlling the Company, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to, or in connection with, the Offer with respect to any securities of the Company (including, without limitation, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations). Except as described in this Offer to Purchase, since the second full fiscal year preceding the date of this Offer to Purchase, no contacts or negotiations concerning a merger, consolidation, or acquisition, a tender offer for or other acquisition of any securities of the Company, an election of directors of the Company, or a sale or other transfer of a material amount of assets of the Company, has been entered into or has occurred between any affiliates of the Company or between the Company or any of its affiliates and any unaffiliated person. Except as described in this Offer to Purchase, since the third full fiscal year preceding the date of this Offer to Purchase, the Company has not made any underwritten public offering of the shares of Common Stock that was (i) registered under the Securities Act of 1933 or (ii) exempt from registration under the Securities Act of 1933 pursuant to Regulation A thereunder.

   The Purchaser has been advised that, to the knowledge of the Company, all of its executive officers, directors (other than the Management Shareholders), affiliates and subsidiaries currently intend to tender pursuant to the Offer all shares of Common Stock held of record or beneficially owned by such persons (other than shares of Common Stock issuable upon the exercise of Stock Options and shares of Common Stock, if any, which if tendered could cause such persons to incur liability under the provisions of Section 16(b) of the Exchange Act), subject to and consistent with any fiduciary obligations of such persons.

Certain Effects of the Offer and the Merger.

   Market for Shares of Common Stock. The purchase of shares of Common Stock pursuant to the Offer will reduce the number of shares of Common Stock that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining shares of Common Stock held by the public.

   Depending upon the aggregate market value and per share price of any shares of Common Stock not purchased pursuant to the Offer, the Common Stock may no longer meet the standards of the National Association of Securities Dealers, Inc. (the "NASD") for continued inclusion on Nasdaq, which require, among other things, that an issuer have at least 750,000 publicly held shares with a market value of $5 million held by at least 400 holders holding round lots, and have net tangible assets of at least $4 million. If these standards are not met, the Common Stock might nevertheless continue to be included in the Nasdaq Stock Market with quotations published in the Nasdaq "additional list" or in one of the "local lists". However, if the number of holders of Common Stock falls below 300, or if the number of shares of publicly held Common Stock falls below 500,000, or if there are not at least two market makers for such Common Stock, NASD rules provide that the Common Stock would no longer be "qualified" for Nasdaq Stock Market reporting, and the Nasdaq Stock Market would cease to provide any quotations. Common Stock held directly or indirectly by an officer or director of the Company, or by any beneficial owner of more than 10% of the shares of Common Stock, ordinarily will not be considered as being publicly held for this purpose. If, as a result of the purchase of Common Stock pursuant to the Offer or otherwise, the Common Stock no longer meets the NASD requirements for continued inclusion in any tier of Nasdaq, and the Common Stock is no longer included in any tier of the Nasdaq Stock Market, the market for such Common Stock could be adversely affected.

   In the event the Common Stock no longer meets the requirements of the NASD for inclusion in any tier of the Nasdaq Stock Market, quotations might still be available from other sources. The extent of the public market for Common Stock and availability of such quotations would, however, depend upon the number of holders of Common Stock remaining at such time, the interest in maintaining a market in the Common Stock on the part of securities firms, the possible termination of registration under the Exchange Act, as described below, and other factors.

   Exchange Act Registration. The Common Stock is currently registered under the Exchange Act. Registration of the Common Stock under the Exchange Act may be terminated upon application of the Company to the Commission if the Common Stock is neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Common Stock under the Exchange Act would substantially reduce the information required to be furnished by the Company to its shareholders and to the Commission and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to
Section 14(a) of the Exchange Act in connection with shareholders' meetings and the related requirement of furnishing an annual report to shareholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 or 144A promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated. The Purchaser intends to seek to cause the Company to apply for termination of registration of the Common Stock under the Exchange Act as soon after the completion of the Offer as the requirements for such termination are met.

   If registration of the Common Stock is not terminated prior to the Merger, then the Common Stock will be delisted from all stock exchanges and the registration of the Common Stock under the Exchange Act will be terminated following the consummation of the Merger.

   Margin Regulations. The shares of Common Stock are currently "margin securities," as such term is defined under the regulations of the Federal Reserve Board, which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Common Stock. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, shares of the Common Stock would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers. In any event, the shares of Common Stock will cease to be "margin securities" if registration of the Common Stock under the Exchange Act is terminated.

                                THE TENDER OFFER

Terms of the Offer.

   On the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), the Purchaser will accept for payment and pay for all shares of Common Stock validly tendered prior to the Expiration Date (as hereinafter defined) and not withdrawn in accordance with "THE TENDER OFFER--Withdrawal Rights". The term "Expiration Date" means 12:00 midnight, New York City time, on Friday, May 5, 2000, unless and until the Purchaser, in its sole discretion (but subject to the terms of the Merger Agreement), shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, shall expire.

   The Offer is conditioned on, among other things, satisfaction of the Minimum Condition and the Financing Condition. The Offer is also subject to certain other conditions set forth in "THE TENDER OFFER--Conditions of the Offer". If these or any of the other conditions referred to in "THE TENDER OFFER-- Conditions of the Offer" are not satisfied or any of the events specified in "THE TENDER OFFER--Conditions of the Offer" have occurred or are determined by the Purchaser to have occurred prior to the Expiration Date, the Purchaser, subject to the terms of the Merger Agreement, expressly reserves the right (but is not obligated) to (i) decline to purchase any of the shares of Common Stock tendered in the Offer and terminate the Offer, and return all tendered shares of Common Stock to the tendering Holders, (ii) waive or amend any or all conditions to the Offer and, to the extent permitted by the Merger Agreement or applicable law and applicable rules and regulations of the Commission purchase all shares of Common Stock validly tendered or (iii) subject to the limitations described below, extend the Offer and, subject to the right of a tendering Holder to withdraw its shares of Common Stock until the Expiration Date, retain the shares of Common Stock which have been tendered during the period or periods for which the Offer is extended, provided, however, that, the Minimum Condition may not be waived by the Purchaser without the prior written consent of the Company.

   The Rights are currently evidenced by the certificates for the Common Stock and the tender by a Holder of such Holder's shares of Common Stock will also constitute a tender of the associated Rights. Pursuant to the Offer, no separate payment will be made by the Purchaser for the Rights.

   Subject to the terms of the Merger Agreement, the applicable rules and regulations of the Commission and to applicable law, the Purchaser expressly reserves the right, in its sole discretion, at any time and from time to time, to extend for any reason the period of time during which the Offer is open, including upon the occurrence of any of the events specified in "THE TENDER OFFER--Conditions of the Offer", by giving notice of such extension to the Depositary and by making a public announcement thereof, not later than 9:00 a.m. New York City time, on the next business day after the day on which the offer was scheduled to expire.

   Except as otherwise provided in the Merger Agreement, there can be no assurance that the Purchaser will exercise its right to extend the Offer. During any such extension, all shares of Common Stock previously tendered and not withdrawn will remain subject to the Offer, subject to the rights of a tendering Holder to withdraw its shares of Common Stock. See "THE TENDER OFFER--Withdrawal Rights".

   Subject to the terms of the Merger Agreement, the applicable rules and regulations of the Commission and to applicable law, the Purchaser also expressly reserves the right, in its sole discretion, at any time and from time to time (i) to delay acceptance for payment of, or, regardless of whether such shares of Common Stock were theretofore accepted for payment, payment for, any shares of Common Stock (a) if any applicable waiting period under the HSR Act has not expired or been terminated or (b) in order to comply in whole or in part with any other applicable law, (ii) to terminate the Offer on any scheduled expiration date and not accept for payment any shares of Common Stock if any of the conditions referred to in "THE TENDER OFFER--Conditions of the Offer" are not satisfied or any of the events specified in "THE TENDER OFFER-- Conditions of the Offer" have occurred, (iii) to waive any condition or otherwise amend the Offer in any respect by giving oral or written notice of such delay, termination, waiver or amendment to the Depositary and by making a public announcement thereof.

   The Purchaser reserves the right to modify the terms of the Offer provided that, without the prior written consent of the Company, the Purchaser will not
(i) waive the Minimum Condition, (ii) reduce the number of shares of Common Stock subject to the Offer, (iii) reduce the Offer Price, (iv) change the form of consideration payable in the Offer, (v) amend any term or add any condition of the Offer in any manner that would adversely affect the Holders in any material respect or (vi) extend the expiration date of the Offer beyond May 5, 2000, except as required by law and except that Parent and the Purchaser shall have the right, in their sole discretion, (A) to extend the expiration date of the Offer for up to ten (10) Business Days after the initial Expiration Date if as of that date there shall not have been tendered a number of shares of Common Stock that, when added to the number of shares of Common Stock subject to the Voting Agreement (as defined herein), constitute at least ninety percent (90%) of the outstanding shares of Common Stock on a fully diluted basis, (B) to elect to provide a subsequent offering period for the Offer in accordance with Rule 14d-11 under the Exchange Act or (C) to extend the expiration date of the Offer from time to time for successive periods of up to 20 days, but in no event later than the Termination Date, if the conditions set forth in "THE TENDER OFFER--Conditions of the Offer" are not satisfied.

   The Purchaser acknowledges that (i) Rule 14e-1(c) under the Exchange Act, requires the Purchaser to pay the consideration offered or return the shares of Common Stock tendered promptly after the termination or withdrawal of the Offer and (ii) the Purchaser may not delay acceptance for payment of, or payment for (except as provided in clause (i) of the second preceding paragraph), any shares of Common Stock upon the occurrence of any of the conditions specified in "THE TENDER OFFER--Conditions of the Offer" without extending the period of time during which the Offer is open.

   During any such extension, all shares of Common Stock previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering Holder to withdraw its shares of Common Stock. Any such extension, delay, termination, waiver or amendment will be followed, as promptly as practicable, by public announcement thereof, with such announcement in the case of an extension to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. Subject to applicable law (including Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act, which require that material changes be promptly disseminated to Holders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which the Purchaser may choose to make any public announcement, the Purchaser will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to the Dow Jones News Service or as otherwise may be required by applicable law.

   If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Purchaser will extend the Offer to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in the percentage of shares of Common Stock sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. With respect to a change in price or a change in the percentage of shares of Common Stock sought, a minimum period of ten business days is generally required to allow for adequate dissemination to Holders and investor response.

   Pursuant to Rule 14d-11 under the Exchange Act, Purchaser may, subject to certain conditions, provide a subsequent offering period of from three business days to twenty business days in length following the expiration of the Offer on the Expiration Date ("Subsequent Offering Period"). A Subsequent Offering Period would be an additional period of time, following the expiration of the Offer and the purchase of shares of Common Stock in the Offer, during which shareholders may tender shares of Common Stock not tendered into the Offer. A Subsequent Offering Period, if one is included, is not an extension of the Offer which already will have been completed.

   During a Subsequent Offering Period, tendering shareholders will not have withdrawal rights and Purchaser will promptly purchase and pay for any shares of Common Stock tendered at the same price paid in the Offer. Rule 14d-11 provides that Purchaser may provide a Subsequent offering Period so long as, among other things, (i) the initial twenty business days period of the Offer has expired; (ii) the Purchaser offers the same form and amount of consideration for shares of Common Stock in the Subsequent Offering Period as in the Offer; (iii) the Purchaser accepts and promptly pays for all securities tendered during the Offer prior to its expiration; (iv) the Purchaser announces the results of the Offer, including the approximate number and percentage of shares of Common Stock deposited in the Offer, no later than 9:00 a.m. New York City time on the next business day after the Expiration Date and immediately begins the Subsequent Offering Period; and (v) the Purchaser immediately accepts and promptly pays for shares of Common Stock as they are tendered during the Subsequent Offering Period. In a public release, the Commission has expressed the view that the inclusion of a Subsequent Offering Period would constitute a material change to the terms of the Offer requiring the Purchaser to disseminate new information to shareholders in a manner reasonably calculated to inform them of such change sufficiently in advance of the Expiration Date (generally five business days). In the event the Purchaser elects to include a Subsequent Offering Period, it will notify shareholders of the Company consistent with the requirements of the Commission.

   THE PURCHASER DOES NOT CURRENTLY INTEND TO INCLUDE A SUBSEQUENT OFFERING PERIOD IN THE OFFER, ALTHOUGH IT RESERVES THE RIGHT TO DO SO IN ITS SOLE DISCRETION. PURSUANT TO RULE 14D-7 UNDER THE EXCHANGE ACT, NO WITHDRAWAL RIGHTS APPLY TO SHARES TENDERED DURING A SUBSEQUENT OFFERING PERIOD WITH RESPECT TO SHARES OF COMMON STOCK TENDERED IN THE OFFER AND ACCEPTED FOR PAYMENT. THE SAME CONSIDERATION, THE OFFER PRICE, WILL BE PAID TO SHAREHOLDERS TENDERING SHARES OF COMMON STOCK IN THE OFFER OR IN A SUBSEQUENT OFFERING PERIOD, IF ONE IS INCLUDED.

   The Company has provided the Purchaser with the Company's shareholder lists and security position listings in respect of the shares of Common Stock for the purpose of disseminating the Offer to Purchase, the Letter of Transmittal and other relevant materials to Holders. This Offer to Purchase, the Letter of Transmittal and other relevant materials will be mailed to holders of record of shares of Common Stock whose names appear on the Company's list of holders of shares of Common Stock and will be furnished, for subsequent transmittal to beneficial owners of shares of Common Stock, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the Company's list of holders of the shares of Common Stock or, where applicable, who are listed as participants in the security position listing of The Depository Trust Company ("DTC").

Acceptance for Payment and Payment for Shares of Common Stock

   On the terms and subject to the conditions of the Offer, the Merger Agreement and applicable law, (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will purchase, by accepting for payment, and will pay for, all shares of Common Stock validly tendered prior to the Expiration Date (and not properly withdrawn in accordance with "THE TENDER OFFER--Withdrawal Rights") promptly after the later to occur of (i) the Expiration Date and (ii) the satisfaction or waiver of the conditions set forth in "THE TENDER OFFER--Conditions of the Offer", including, but not limited to, the regulatory conditions specified in "THE TENDER OFFER--Certain Legal Matters". Subject to applicable rules of the Commission and the terms of the Merger Agreement, the Purchaser expressly reserves the right, in its sole discretion, to delay acceptance for payment of, or payment for, shares of Common Stock in order to comply, in whole or in part, with any applicable law or satisfaction or waiver of the Minimum Condition. If, following acceptance for payment of shares of Common Stock, the Purchaser asserts such regulatory approvals as a condition and does not promptly pay for shares of Common Stock tendered, the Purchaser will promptly return such shares of Common Stock.

   In all cases, payment for shares of Common Stock purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such shares of Common Stock (the

"Certificates") or timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such shares of Common Stock into the Depositary's account at DTC (the "Book-Entry Transfer Facility"), pursuant to the procedures set forth in "THE TENDER OFFER--Procedures for Tendering Shares of Common Stock", (ii) the Letter of Transmittal (or a copy thereof), properly completed and duly executed with any required signature guarantees, or an Agent's Message (as hereinafter defined) in connection with a book-entry transfer and (iii) any other documents required to be included with the Letter of Transmittal under the terms and subject to the conditions thereof and to this Offer to Purchase.

   The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary forming a part of a Book-Entry Confirmation system, which states that the Book-Entry Transfer Facility has received an express acknowledgment from a participant in the Book-Entry Transfer Facility tendering the shares of Common Stock that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against such participant.

   For purposes of the Offer, the Purchaser will be deemed to have accepted for payment (and thereby purchased) shares of Common Stock validly tendered and not properly withdrawn if, as and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such shares of Common Stock. On the terms and subject to the conditions of the Offer, payment for shares of Common Stock accepted pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering Holders for the purpose of receiving payments from the Purchaser and transmitting payments to such tendering Holders whose shares of Common Stock have been accepted for payment. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE FOR SHARES OF COMMON STOCK BE PAID BY THE PURCHASER, REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT OR EXTENSION OF THE EXPIRATION DATE. Upon the deposit of funds with the Depositary for the purpose of making payments to tendering Holders, the Purchaser's obligation to make such payment shall be satisfied, and tendering Holders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of shares of Common Stock pursuant to the Offer.

   If any tendered shares of Common Stock are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Certificates are submitted evidencing more shares of Common Stock than are tendered, Certificates evidencing shares of Common Stock not purchased will be returned, without expense to the tendering Holder (or, in the case of shares of Common Stock tendered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedure set forth in "THE TENDER OFFER--Procedures for Tendering Shares of Common Stock", such shares of Common Stock will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable following the expiration or termination of the Offer.

   If, prior to the Expiration Date, the Purchaser increases the consideration to be paid per share of Common Stock pursuant to the Offer, the Purchaser will pay such increased consideration for all such shares of Common Stock purchased pursuant to the Offer, whether or not such shares of Common Stock were tendered prior to such increase in consideration.

   The Purchaser reserves the right to assign to Parent, or to any other direct or indirect wholly owned subsidiary of Parent, the right to purchase all or any portion of the shares of Common Stock tendered pursuant to the Offer, but any such assignment will not relieve the Purchaser of its obligations under the Offer and the Merger Agreement and will in no way prejudice the rights of tendering Holders to receive payment for shares of Common Stock validly tendered and accepted for payment pursuant to the Offer.

Procedures for Tendering Shares of Common Stock.

   Valid Tender of Shares of Common Stock. In order for shares of Common Stock to be validly tendered pursuant to the Offer, a Holder must, prior to the Expiration Date, either (i) deliver to the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase (a) a properly completed and duly executed

Letter of Transmittal (or a copy thereof) with any required signature guarantees, (b) the Certificates for shares of Common Stock to be tendered and
(c) any other documents required to be included with the Letter of Transmittal under the terms and subject to the conditions thereof and of this Offer to Purchase, (ii) cause such Holder's broker, dealer, commercial bank, trust company or custodian to tender applicable shares of Common Stock pursuant to the procedures for book-entry transfer described below or (iii) comply with the guaranteed delivery procedures described below.

   Pursuant to the Rights Agreement, until the close of business on the Distribution Date (as defined in the Rights Agreement), the Rights will be transferred with and only with the certificates for Common Stock and the surrender for transfer of any certificates for Common Stock will also constitute the transfer of the Rights associated with the Common Stock represented by such certificates. Pursuant to an amendment to the Rights Agreement, dated as of March 29, 2000, no Distribution Date will occur by reason of the commencement of the Offer, the acceptance for payment of, or the payment for, shares of Common Stock pursuant to the Offer or the consummation of the Merger or the other transactions contemplated by the Merger Agreement.

   If separate certificates representing the Rights are issued to Holders prior to the time a Holder's shares of Common Stock are tendered pursuant to the Offer, certificates representing the number of Rights equal to the number of shares of Common Stock tendered must be delivered to the Depositary, or, if available, a Book-Entry Confirmation received by the Depositary with respect thereto, in order for such shares of Common Stock to be validly tendered. If the Distribution Date occurs and separate certificates representing the Rights are not distributed prior to the time shares of Common Stock are tendered pursuant to the Offer, Rights may be tendered prior to a Holder receiving the certificates for Rights by use of the guaranteed delivery procedures described below. A tender of shares of Common Stock constitutes an agreement by the tendering Holder to deliver certificates representing all Rights formerly associated with the number of shares of Common Stock tendered pursuant to the Offer to the Depositary prior to expiration of the period permitted by such guaranteed delivery procedures for delivery of certificates for, or a Book-Entry Confirmation with respect to, Rights (the "Rights Delivery Period"). However, after expiration of the Rights Delivery Period, the Purchaser may elect to reject as invalid a tender of shares of Common Stock with respect to which certificates for, or a Book-Entry Confirmation with respect to, the number of Rights required to be tendered with such shares of Common Stock have not been received by the Depositary. Nevertheless, the Purchaser will be entitled to accept for payment shares of Common Stock tendered by a Holder prior to receipt of the certificates for the Rights required to be tendered with such shares of Common Stock, or a Book-Entry Confirmation with respect to such Rights, and either (i) subject to complying with applicable rules and regulations of the Commission, withhold payment for such shares of Common Stock pending receipt of the certificates for, or a Book-Entry Confirmation with respect to, such Rights or (ii) make payment for shares of Common Stock accepted for payment pending receipt of the certificates for, or a Book-Entry Confirmation with respect to, such Rights in reliance upon the agreement of a tendering Holder to deliver Rights and such guaranteed delivery procedures. Any determination by the Purchaser to make payment for shares of Common Stock in reliance upon such agreement and such guaranteed delivery procedures or, after expiration of the Rights Delivery Period, to reject a tender as invalid will be made in the sole and absolute discretion of the Purchaser.

   The method of delivery of the shares of Common Stock, Rights, Certificates, the Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility, is at the option and risk of the tendering Holder, and the delivery will be deemed made only when actually received by the Depositary (including in the case of book-entry transfer, by Book-Entry Confirmation). If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

   Book-Entry Transfer. The Depositary will establish an account with respect to the shares of Common Stock at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of shares of Common Stock by (i) causing such securities to be transferred in accordance with the Book-Entry Transfer Facility's procedures into the Depositary's account and (ii) causing the

Letter of Transmittal to be delivered to the Depositary by means of an Agent's Message. Although delivery of shares of Common Stock may be effected through book-entry transfer, either the Letter of Transmittal (or manually signed copy thereof), properly completed and duly executed, together with any required signature guarantees, or any Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be transmitted to and received by the Depositary prior to the Expiration Date at one of its addresses set forth on the back cover of this Offer to Purchase, or the tendering Holder must comply with the guaranteed delivery procedures described below. Delivery of the Letter of Transmittal and other required documents or instructions to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

   Signature Guarantee. All signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (each an "Eligible Institution"), unless the shares of Common Stock tendered thereby are tendered (i) by the registered holder(s) (which term, for purposes of this document, shall include any participant in the Book-Entry Transfer Facility whose name appears on a security position listing as the owner of shares of Common Stock) of shares of Common Stock who has not completed the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. See Instruction 1 to the Letter of Transmittal.

   If a Certificate is registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or a Certificate not accepted for payment or not tendered is to be returned to a person other than the registered holder(s), then the Certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear(s) on the Certificate, with the signature(s) on such Certificate or stock powers guaranteed as described above. See Instructions 1, 5 and 7 to the Letter of Transmittal.

   Guaranteed Delivery. If a Holder desires to tender shares of Common Stock pursuant to the Offer and such Holder's Certificates are not immediately available (including because certificates for Rights have not yet been distributed by the Rights Agent) or time will not permit all required documents to reach the Depositary prior to the Expiration Date or the procedure for book-entry transfer cannot be completed on a timely basis, such shares of Common Stock may nevertheless be tendered if all the following conditions are satisfied:

     (i) such tender is made by or through an Eligible Institution;

     (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Purchaser, is received by the Depositary as provided below prior to the Expiration Date; and

     (iii) the Certificates for all tendered shares of Common Stock in proper form for transfer, together with a properly completed and duly executed Letter of Transmittal (or a copy thereof) with any required signature guarantee (or, in the case of a book-entry transfer, a Book-Entry Confirmation along with an Agent's Message) and any other documents required by such Letter of Transmittal, are received by the Depositary within three Nasdaq Stock Market ("Nasdaq") trading days after the date of execution of the Notice of Guaranteed Delivery, or in the case certificates for the Rights have been issued, three Nasdaq trading days after the date certificates for Rights are distributed to Holders by the Rights Agent. A trading day is when the Nasdaq is open for business.

   Any Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by facsimile transmission, or by mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery. In the case of shares of Common Stock held through the Book-Entry Transfer Facility, the Notice of Guaranteed Delivery must be delivered to the Depositary by a participant by means of the confirmation system of the Book-Entry Transfer Facility.

   Other Requirements. Notwithstanding any other provision hereof, payment for shares of Common Stock accepted for payment pursuant to the Offer will, in all cases, be made only after timely receipt by the Depositary of (i) Certificates evidencing such shares of Common Stock or a Book-Entry Confirmation of the delivery of such shares of Common Stock, and if certificates evidencing Rights have been issued, such certificates or a Book-Entry Confirmation, if available, with respect to such certificates (unless the Purchaser elects, in its sole discretion, to make payment for the shares of Common Stock pending receipt of such certificates or a Book-Entry Confirmation, if available, with respect to such certificates), (ii) a properly completed and duly executed Letter of Transmittal or a copy thereof with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering Holders may be paid at different times depending upon when Certificates for shares of Common Stock (or certificates for Rights) or Book-Entry Confirmations with respect to shares of Common Stock (or Rights, if applicable) are actually received by the Depositary. Under no circumstances will interest be paid on the purchase price of the shares of Common Stock to be paid by the Purchaser, regardless of any extension of the Offer or any delay in making such payment.

   Determination of Validity. All questions as to the validity, form, eligibility (including, but not limited to, time of receipt) and acceptance for payment of any tendered shares of Common Stock pursuant to any of the procedures described above will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding on all parties. The Purchaser reserves the absolute right to reject any or all tenders of any shares of Common Stock determined by it not to be in proper form or if the acceptance for payment of, or payment for, such shares of Common Stock may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right, in its sole discretion, (subject to the terms of the Merger Agreement) to waive any of the conditions of the Offer or any defect or irregularity in any tender with respect to shares of Common Stock of any particular Holder, whether or not similar defects or irregularities are waived in the case of other Holders. No tender of shares of Common Stock will be deemed to have been validly made until all defects and irregularities have been cured or waived.

   Subject to the terms of the Merger Agreement, the Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

   Appointment as Proxy. By executing a Letter of Transmittal (or delivering an Agent's Message) as set forth above, a tendering Holder irrevocably appoints each designee of the Purchaser as attorney-in-fact and proxy of such Holder, with full power of substitution, to vote the shares of Common Stock as described below in such manner as each such attorney-in-fact and proxy (or any substitute thereof) shall deem proper in its sole discretion, and to otherwise act (including pursuant to written consent) to the full extent of such Holder's rights with respect to the shares of Common Stock (and any and all dividends, distributions, rights or other securities issued or issuable in respect of such shares of Common Stock on or after April 3, 2000 (collectively, the "Distributions")) tendered by such Holder and accepted for payment by the Purchaser prior to the time of such vote or action. All such proxies shall be considered coupled with an interest in the tendered shares of Common Stock and shall be irrevocable and are granted in consideration of, and are effective upon, the acceptance for payment of such shares of Common Stock and all Distributions in accordance with the terms of the Offer. Such acceptance for payment by the Purchaser shall revoke, without further action, any other proxy or power of attorney granted by such Holder at any time with respect to such shares of Common Stock and all Distributions and no subsequent proxies or powers of attorney will be given (or, if given, will not be deemed effective) with respect thereto by such Holder. The designees of the Purchaser will, with respect to the shares of Common Stock for which the appointment is effective, be empowered to exercise all voting and other rights as they in their sole discretion may deem proper at any annual, special, adjourned or postponed meeting of the Company's shareholders, by written consent or otherwise, and the Purchaser reserves the right to require that, in order for shares of Common Stock or any Distributions to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment of such shares of Common Stock, the Purchaser must be able to exercise all rights (including, without limitation, all voting rights and rights of conversion) with respect to such shares of Common Stock and receive all Distributions.

   Backup Withholding. Under United States federal income tax law, the amount of any cash payments made by the Depositary to Holders (other than corporate and certain other exempt Holders) pursuant to the Offer may be subject to backup withholding tax at a rate of 31%. To avoid such backup withholding tax with respect to payments pursuant to the Offer, a non-exempt, tendering "U.S. Holder" (as defined in "SPECIAL FACTORS--Certain United States Federal Income Tax Consequences") must provide the Depositary with such Holder's correct taxpayer identification number and certify under penalty of perjury that (i) the taxpayer identification number ("TIN") provided is correct (or that such Holder is awaiting a TIN) and (ii) such Holder is not subject to backup withholding tax by completing the Substitute Form W-9 included as part of the Letter of Transmittal. If backup withholding applies with respect to a Holder or if a Holder fails to deliver a completed Substitute Form W-9 to the Depositary or otherwise establish an exemption, the Depositary is required to withhold 31% of any payments made to such Holder. See "SPECIAL FACTORS--Certain United States Federal Income Tax Consequences" of this Offer to Purchase and the information set forth under the heading "Important Tax Information" contained in the Letter of Transmittal.

   The Purchaser's acceptance for payment of the Common Stock tendered pursuant to the Offer will constitute a binding agreement between the tendering Holder and the Purchaser upon the terms and subject to the conditions of the Offer.

Withdrawal Rights.

   Tenders of shares of Common Stock made pursuant to the Offer are irrevocable except that such shares of Common Stock may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after June 5, 2000, or at such later time as may apply if the Offer is extended.

   If the Purchaser extends the Offer, is delayed in its acceptance for payment of shares of Common Stock or is unable to accept shares of Common Stock for payment pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered shares of Common Stock, and such shares of Common Stock may not be withdrawn except to the extent that tendering Holders are entitled to withdrawal rights as described in this Section. Any such delay will be an extension of the Offer to the extent required by law.

   For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the shares of Common Stock to be withdrawn, the number of shares of Common Stock to be withdrawn and the name of the registered holder of the shares of Common Stock, if different from that of the person who tendered such shares of Common Stock. If Certificates evidencing shares of Common Stock to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Certificates, the serial numbers shown on such Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such shares of Common Stock have been tendered for the account of an Eligible Institution. Shares of Common Stock tendered pursuant to the procedure for book-entry transfer as set forth in "THE TENDER OFFER--Procedures for Tendering Shares of Common Stock", may be withdrawn only by means of the withdrawal procedures made available by the Book-Entry Transfer Facility, must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn shares of Common Stock and must otherwise comply with the Book-Entry Transfer Facility's procedures.

   Withdrawals of tendered shares of Common Stock may not be rescinded without the Purchaser's consent and any shares of Common Stock properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, which determination will be final and binding. None of Parent, the Purchaser, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

   However, any shares of Common Stock properly withdrawn may be re-tendered at any time prior to the Expiration Date by following any of the procedures described in "THE TENDER OFFER--Procedures for Tendering Shares of Common Stock".

Price Range of Shares of Common Stock; Dividends.

   The shares of Common Stock are listed and traded on Nasdaq under the symbol "PLFC". The table below sets forth, for the periods indicated, the quarterly high and low daily sales prices of the shares of Common Stock on Nasdaq:

                                                                  High    Low
                                                                 ------- ------
      Fiscal Year Ended November 1, 1998
        First Quarter........................................... $ 19.75 $17.75
        Second Quarter..........................................   26.00  18.75
        Third Quarter...........................................   27.00  24.00
        Fourth Quarter..........................................   25.50  19.50
      Fiscal Year Ended October 31, 1999
        First Quarter........................................... $ 26.00 $19.50
        Second Quarter..........................................   23.06  18.63
        Third Quarter...........................................   22.00  19.00
        Fourth Quarter..........................................   21.50  14.00
      Fiscal Year Ending October 31, 2000
        First Quarter........................................... $19.875 $14.00
        Second Quarter (through April 6, 2000)..................  23.125  14.00

--------
Source: Company's Annual Report on Form 10-K filed with the Commission on January 27, 2000 other than fiscal year 2000 data; fiscal year 2000 data from Dow Jones.

   On March 29, 2000, the last full trading day prior to the public announcement of the Offer, the reported closing price of the shares of Common Stock on Nasdaq was $16.75 per share of Common Stock. On April 6, 2000, the last full trading day prior to the date of this Offer to Purchase, the last reported closing price of the shares of Common Stock on Nasdaq was $21.875 per share of Common Stock. Holders are urged to obtain current market quotations for the shares of Common Stock.

   The Company has paid regular quarterly cash dividends in the amount of $0.17 per share of Common Stock during the fiscal years of 1998, 1999 and 2000. The Merger Agreement prohibits the Company from declaring or paying any dividends until the Effective Date of the Merger without the prior written consent of Parent other than regular quarterly cash dividends consistent with past practice in an amount not to exceed $0.17 per share of Common Stock.

   As described above, the Merger Agreement provides that, subject to certain exceptions, the Company will not, and will not permit any of its subsidiaries to, without the prior written consent of Parent, (i) declare, set aside or pay any dividends on, or make any other actual, constructive or deemed distributions in respect of, any of its capital stock, or otherwise make any payments to shareholders of the Company in their capacity as such, other than dividends payable to the Company declared by any of the Company's subsidiaries and regular quarterly cash dividends consistent with past practice in an amount not to exceed $0.17 per share of Common Stock, (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities.

Effect of the Offer on the Market for the Shares of Common Stock; Exchange Act Registration.

   The purchase of the shares of Common Stock pursuant to the Offer will reduce the number of shares of Common Stock that might otherwise trade publicly and the number of holders of the shares of Common Stock, could adversely affect the liquidity and market value of the remaining shares of Common Stock held by the public and have other consequences with respect to Nasdaq listing, Exchange Acts registration and availability of margin credit. See "SPECIAL FACTORS-- Certain Effects of the Offer and the Merger".

Certain Information Concerning the Company.

   The Company. Except as otherwise stated in this Offer to Purchase, the information concerning the Company contained in this Offer to Purchase, including financial information, has been taken from or is based upon publicly available documents and records on file with the Commission and other public sources. None of Parent, the Purchaser or Quad-C assumes any responsibility for the accuracy or completeness of the information concerning the Company contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Parent or the Purchaser.

   The Company estimates that it is one of the 25 largest furniture manufacturers in the United States, based on its 1999 fiscal year net sales. The Company produces and sells furniture products such as wooden bedroom, dining room and occasional furniture, and grandfather, mantel and wall clocks. The Company also imports case goods, specialized furniture items and furniture parts. Through a sales force of approximately 100 independent contractors, including 55 regular commission salesmen, the Company serves approximately 8,000 retail customs in all 50 states of the United States, the District of Columbia, Puerto Rico, Canada, Mexico, several South American Countries, Australia, New Zealand, the European Common Market, several Middle East Countries and parts of the Far East. The Company is a Virginia corporation. The address of the Company's principal executive offices is One Pulaski Square, P.O. Box 1371, Pulaski, Virginia 24301. The telephone number of the Company at such offices is (540) 980-7330.

   Capital Structure. The authorized capital of the Company consists of (a) 10,000,000 shares of Common Stock and (b) 1,000,000 shares of preferred stock without par value. As of March 28, 2000, no shares of preferred stock were outstanding, but 500,000 of such preferred shares were designated as Series A Cumulative Preferred Stock (the "Series A Preferred Stock"), without par value, of the Company, in accordance with the terms of the Rights Agreement.

    (a)  Common Stock

   As of March 28, 2000, the Company had 2,896,425 shares of Common Stock outstanding. As of March 29, 2000, no other shares of any class of the capital stock of the Company were outstanding.

    (b)  Rights

   On December 15, 1997, the Board of Directors of the Company authorized and declared a dividend distribution of one Right for each share of Common Stock outstanding at the close of business on December 19, 1997, and issued one Right for each share of Common Stock of the Company issued between December 19, 1997 and the Distribution Date (as hereinafter defined). Each Right entitles the holder to purchase from the Company one one-hundredth of a share of Series A Preferred Stock at a price of $80.00 per one one-hundredth of a share of Series A Preferred Stock, subject to adjustment.

   Currently, the Rights are evidenced by the certificates for shares of Common Stock registered in the names of the holders of Common Stock (which certificates shall be deemed also to be certificates for Rights) and not by Rights certificates, and the Rights are transferable only in connection with the transfer of the underlying shares of Common Stock of the Company (including a transfer to the Company).

   The Rights become exercisable after the earlier to occur of (i) the tenth day following a public announcement by the Company or an Acquiring Person (as hereinafter defined) that an Acquiring Person has become such and (ii) the tenth business day after the commencement by any person (other than the Company, any subsidiary of the Company, any employee benefit plan of the Company or of a subsidiary of the Company or any person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan, hereinafter collectively referred to as the "Exempt Persons") of, or the first public announcement of the intention of any person (other than any of the Exempt Persons) to commence a tender or exchange offer the consummation of which would result in any person acquiring 15% or more of the then outstanding shares of Common Stock (such person, an "Acquiring Person") or otherwise would result in any other person being deemed an Acquiring Person (the earlier of such dates being hereinafter referred to as the "Distribution Date"). The Purchaser has been advised by the Company that the Company and its Board of Directors have taken all necessary action to render the Rights Agreement inapplicable with respect to the Offer and the Merger pursuant to the terms of the Merger Agreement and the Merger.

   At any time prior to the Distribution Date, the Company may redeem the Rights, in whole but not in part, for $0.01 per Right. The Rights will expire at the close of business on December 15, 2007, if not redeemed or exchanged by the Company at an earlier date.

   No holder, as such, of any Rights certificate shall be entitled to vote, receive dividends or be deemed for any purpose the holder of the number of shares of Series A Preferred Stock or any other securities of the Company which may at any time be issuable on the exercise of the Rights represented thereby, nor shall anything contained in the Rights Agreement or in any Rights certificate be construed to confer upon the holder of any Rights certificate, as such, any of the rights of a shareholder of the Company or any right to vote for the election of directors or upon any matter submitted to shareholders at any meeting thereof, or to give or withhold consent to any corporate action, or to receive notice of meetings or other actions affecting shareholders, or to receive dividends of subscription rights, or otherwise, until the Right or Rights evidenced by such Rights certificate shall have been exercised in accordance with the provisions of the Rights Agreement.

    (c)  Options

   The Company has issued options or other rights to acquire shares of Common Stock pursuant to a stock option plan, a stock purchase plan and other stock incentive plans. As of March 28, 2000, these options and other rights were exercisable into 15,000 shares of Common Stock.

                         PULASKI FURNITURE CORPORATION

               SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA

   Set forth below is certain selected consolidated financial information relating to the Company and its subsidiaries which has been derived from the financial statements contained in the Company's Annual Report on Form 10-K for the fiscal year ended November 1, 1998, its Annual Report on Form 10-K for the fiscal year ended October 31, 1999 and its Quarterly Report on Form 10-Q for the quarterly period ended January 23, 2000 and January 24, 1999. More comprehensive financial information is included in these reports and other documents filed by the Company with the Commission. The financial information that follows is qualified in its entirety by reference to these reports and other documents, including the financial statements and related notes contained therein. These reports and other documents may be inspected at, and copies may be obtained from, the same places and in the manner set forth under "Available Information".

                                    Fiscal Year Ended                  Three Months Ended
                          --------------------------------------  ----------------------------
                          October 31,  November 1,  November 2,   January 23,  January 24,
                            1999 (1)       1998         1997          2000        1999
                          ------------ ------------ ------------  ------------ -----------
Statements of Operations
Data (2):
Net sales...............  $198,230,681 $172,359,659 $158,942,459  $ 51,160,000 $40,942,000
Cost of products sold
 (3)....................   155,602,646  135,341,805  134,318,909    40,209,000  32,997,000
Selling, general and
 administrative
 expenses...............    28,926,727   25,244,182   25,676,853     7,716,000   5,690,000
Other Income
 Interest...............       118,536       56,423       21,887             0      14,000
 Miscellaneous..........     1,122,536       13,146       38,485        53,000     198,000
Other Deductions
 Interest expense.......     2,661,604    1,804,694    2,346,434       850,000     471,000
 Miscellaneous..........       269,081      148,050      427,669           --          --
Income taxes............     4,079,524    3,493,100   (1,344,190)      868,000     705,000
Net income (loss).......  $  7,932,171 $  6,397,397 $ (2,422,844) $  1,570,000 $ 1,291,000
                          ============ ============ ============  ============ ===========
Ratio of earnings to
 fixed charges..........          2.23         2.77          .82          2.20        2.86


Per Share Data:
Basic earnings (loss)
 per share..............  $       2.78 $       2.27 $      (0.87) $       0.54         .45
Diluted earnings (loss)
 per share..............  $       2.76 $       2.25 $      (0.87) $       0.54         .45
Book value per share....         22.34        20.46        19.10         22.98       20.72


Balance Sheet Data (at
 end of period):
Total current assets....  $106,592,511 $ 80,342,783 $ 74,397,266  $104,145,000  72,756,000
Property, plant and
 equipment, net (4).....    38,760,989   35,224,853   35,247,677    38,078,000  34,718,000
Other assets............     7,512,900    2,060,135    1,234,507     7,407,000   2,064,000
Total assets (5)........   152,866,400  117,627,771  110,879,450   149,630,000 109,538,000
Total current
 liabilities (6)........    46,134,844   28,837,834   25,412,672    41,695,000  19,930,000
Long-term debt..........    36,379,227   23,764,884   25,774,173    35,943,000  23,330,000
Deferred Compensation...     3,063,168    2,875,084    2,680,686     2,991,000   2,792,000
Deferred income taxes...     3,331,787    3,532,191    3,742,437     3,332,000   3,509,000
Total shareholders'
 equity.................    63,957,374   58,617,778   53,269,482    65,669,000  59,977,000

--------
(1) In connection with the acquisition of Dawson Heritage Furniture Company, Inc. ("DHFC") by Dawson Furniture Company, Inc. ("Dawson"), a wholly owned subsidiary of the Company, Dawson acquired assets with a fair value of approximately $9.0 million and assumed liabilities of approximately $1.4 million. All preliminary allocations of the purchase price have been made and Dawson has recorded goodwill of approximately $6.9 million for the excess purchase price (including assumed liabilities) over the fair value of assets acquired. The consolidated financial statements reflect the operations of the acquired business from the date of acquisition. The purchase price was allocated to the assets acquired and liabilities assumed based on their fair values at the date of acquisition as follows:

                                 In thousands
                                 ------------
       Accounts receivable............................................. $ 1,486
       Inventories.....................................................   2,486
       Property, plant and equipment...................................   4,992
       Goodwill........................................................   6,894
       Accounts payable................................................  (1,246)
       Other current liabilities.......................................    (116)
                                                                        -------
       Cash paid....................................................... $14,496

  Prior to the completion of the acquisition, the Company had entered into a short-term agreement with DHFC, which compensated the Company for marketing related services. Under the terms of this agreement, the Company has recognized miscellaneous other income in the amount of $484,183 in the current fiscal year.

(2) The Corporation operates on a 52-53 week fiscal year. All fiscal years presented are 52-week fiscal years.
(3) In 1997, the Company recorded pre-tax charges totaling approximately $9.2 million ($5.9 million after taxes, or $2.10 per share). These charges relate to the elimination of the Company's domestic seating line and related inventories, the divestiture of Craftique, Inc. and the discontinuance of certain other product lines. Of the charges, approximately $9.0 million was included in cost of sales for inventory write-downs, with the remaining charges related to assets no longer being used included in miscellaneous expense.
(4) Property, plant and equipment are stated at cost. Depreciation has been computed on a straight-line basis over the estimated useful lives of the related assets.
(5) Excess purchase price over fair value of assets acquired related to the asset purchase of DHFC amounted to approximately $6,894,000 and this amount is being amortized over a 15 year period. Accumulated amortization at October 31, 1999 was approximately $287,000.
(6) Total current liabilities include notes payable, the current portion of the long-term debt and federal and state income taxes.

                CERTAIN PROJECTED FINANCIAL DATA FOR THE COMPANY

   Prior to entering into the Merger Agreement, Parent received from management of the Company certain information concerning the Company which Parent, the Purchaser and the Management Shareholders believe was not and is not publicly available, including certain projected financial data (the "Projections") for the fiscal years 2000 through 2002. The Company does not publicly disclose projections, and the Projections were not prepared with a view to public disclosure. Such information is set forth below in this Offer to Purchase for the limited purpose of giving the Holders access to financial projections prepared by the Company's management that were made available to Parent and the Purchaser in connection with the Merger Agreement and the Offer.

                                                             Fiscal year ending
                                                                October 31,
                                                            --------------------
                                                            2000P  2001P  2002P
                                                            ------ ------ ------
                                                              ($ in millions)
      Net sales............................................ $218.3 $239.8 $264.3
      Gross profit......................................... $ 45.2 $ 50.2 $ 54.2
      Operating profit..................................... $ 15.7 $ 18.0 $ 19.6
      Net income........................................... $  8.7 $ 10.2 $ 11.1

Assumptions to projections

   The Projections assume 10% net sales growth each year. Additionally, gross margin is projected to be slightly lower than in the past and remain stable throughout the projections.

                CAUTIONARY STATEMENTS CONCERNING THE PROJECTIONS
                         AND FORWARD-LOOKING STATEMENTS

   The Projections were not prepared with a view to public disclosure or compliance with published guidelines of the Commission, the guidelines established by the American Institute of Certified Public Accountants for Prospective Financial Information or generally accepted accounting principles. The projections were not prepared with the approval of the Company's Board of Directors. Neither Parent's nor the Company's certified public accountants have examined or compiled any of the Projections or expressed any conclusion or provided any form of assurance with respect to the Projections and, accordingly, assume no responsibility for the Projections. The Projections are included herein to give the Holders access to information which was provided to Parent and which is believed by Parent, the Purchaser and the Management Shareholders to be not publicly available.

   Certain matters discussed herein (including, but not limited to, the Projections) are forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from the statements included herein (including the Projections) and should be read with caution. The Projections are subjective in many respects and thus susceptible to interpretations and periodic revisions based on actual experience and recent developments. While presented with numerical specificity, the Projections were not prepared in the ordinary course and are based upon a variety of estimates and hypothetical assumptions made by management of the Company with respect to, among other things, industry performance, general economic, market, interest rate and financial conditions, sales, cost of goods sold, operating and other revenues and expenses, capital expenditures and working capital of the Company, and other matters which may not be accurate, may not be realized, and are inherently subject to significant business, economic and competitive uncertainties and contingencies, all of which are difficult to predict and many of which are beyond the Company's control. Accordingly, there can be no assurance that the assumptions made in preparing the Projections will prove accurate, and actual results may be materially greater or less than those contained in the Projections. In addition, the Projections do not take into account any of the transactions contemplated by the Merger Agreement, including the Offer and the Merger.

   For these reasons, as well as the bases and assumptions on which the Projections were compiled, the inclusion of such Projections herein should not be regarded as an indication that the Company, Parent, the Purchaser or the Management Shareholders or any of their respective affiliates or representatives considers such information to be an accurate prediction of future events, and the Projections should not be relied on as such. None of such persons assumes any responsibility for the reasonableness, completeness, accuracy or reliability of such Projections. No party nor any of their respective affiliates or representatives has made, or makes, any representation to any person regarding the information contained in the Projections and, except to the extent required by applicable law, none of them intends to update or otherwise revise the Projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events even in the event that any or all of the assumptions are shown to be in error.

   Available Information. The Company is subject to the information and reporting requirements of the Exchange Act and is required to file reports and other information with the Commission relating to its business, financial condition and other matters. Information, as of particular dates, concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities, any material interests of such persons in transactions with the Company and other matters is required to be disclosed in proxy statements filed with the Commission. These reports, proxy statements and other information should be available for inspection at the public reference facilities of the Commission located in Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and also should be available for inspection and copying at prescribed rates at regional offices of the Commission located at Seven World Trade Center, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of this material may also be obtained by mail, upon payment of the Commission's customary fees, from the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. Electronic filings filed through the Commission's Electronic Data Gathering, Analysis and Retrieval system ("EDGAR"), including those made by or in respect of the Company, are publicly available through the Commission's home page on the Internet at http://www.sec.gov.

Certain Information Concerning Quad-C, Parent, the Purchaser and the Management Shareholders.

   Quad-C. Quad-C is a private investment fund organized as a limited partnership under the laws of the State of Delaware, which makes investments identified by its affiliates. Quad-C has $300 million of committed capital of which approximately $120 million is currently invested. Upon consummation of the Merger, it is expected that Quad-C Management, Inc., an affiliate of Quad-C, will enter into a consulting agreement with the Company, pursuant to which the Company will agree to pay Quad-C Management, Inc. an annual fee for management and consulting services to be rendered to the Company following the Merger in an amount of $300,000 per year. In addition, Quad-C Management, Inc. will receive a one-time transaction fee of approximately $1.3 million upon consummation of the Merger.

   The principal executive offices of Quad-C are located at 230 East High Street, Charlottesville, Virginia 22902 and their telephone numbers are (804) 979-2070. Information concerning the general partner of Quad-C is set forth on
Schedule I of this Offer to Purchase.

   Pine Holdings, Inc. and Pine Acquisition Corp. Parent and the Purchaser, a wholly owned subsidiary of Parent, have been formed solely for the purpose of the Offer and Merger and neither conduct any unrelated business activities. Parent currently is an affiliate of Quad-C which currently owns all of the outstanding stock of Parent. At the effective time of the Merger, Quad-C and its affiliates are expected to own common stock representing approximately 86% of the equity of Parent (approximately 76% of the fully diluted equity of Parent) and the Management Shareholders are expected to own common stock representing an aggregate of approximately 14% of the outstanding equity capital of Parent (approximately 24% of the fully diluted equity capital of Parent). In addition, Parent, Quad-C and the Management Shareholders are expected to enter into a Shareholders Agreement contemporaneously with the effective time of the Merger which will contain terms relating to the voting and transfer of the securities of Parent. Except as set forth herein, neither Quad-C nor any of its executive officers, directors, general partners or controlling affiliates currently has any other relationship with Parent or Purchaser. The principal executive offices of Parent and the Purchaser are located at the offices of

Quad-C and their telephone numbers are (804) 979-2070. Information concerning the directors and executive officers of Parent and the Purchaser is set forth on Schedule I of this Offer to Purchase.

   Management Shareholders. At the Effective Time of the Merger, the Management Shareholders will become owners of approximately 14% of the outstanding equity capital of Parent (approximately 24% of the fully-diluted equity capital of Parent) by investing their current equity interests in the Company and/or cash in exchange for equity interests in and subordinated debt of Parent. Pursuant to the Merger, each share of Common Stock owned by the Management Shareholders will be converted into the right to receive 5.625 shares of common stock of Parent and $11.25 in principal amount of subordinated notes of Parent. Additionally, Messrs. Jack E. Dawson, James S. Dawson, Paul T. Purcell and Raymond E. Winters, Jr. have committed to purchase $211,770.00, $693,765.00, $43,537.50, and $100,012.50, respectively, of equity interests and subordinated debt of Parent simultaneous with the Effective Time of the Merger. For additional information regarding the Management Shareholders' interest in the Merger--See "SPECIAL FACTORS--Interests of Certain Persons In The Offer and the Merger."

   During the last five years, none of Parent, the Purchaser, Quad-C, or, to the best of their knowledge, any of their respective directors, executive officers, general partners or controlling affiliates and none of the Management Shareholders (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws.

   Except as described in this Offer to Purchase (i) none of Parent, the Purchaser, Quad-C, or, to the best of their knowledge, any associate or majority-owned subsidiary of Parent, the Purchaser, Quad-C or, to the best of their knowledge, any associate or majority-owned subsidiary of any of their respective directors, executive officers, general partners or controlling affiliates and none of the Management Shareholders beneficially owns or has any right to acquire, directly or indirectly, any equity securities of the Company and (ii) none of Parent, the Purchaser, Quad-C or, to the best of their knowledge, any of their respective directors, executive officers, general partners or controlling affiliates and none of the Management Shareholders has effected any transaction in such equity securities during the past 60 days. The Purchaser, Parent and Quad-C disclaim beneficial ownership of any shares of Common Stock owned by any pension plans of Parent, the Purchaser or Quad-C or any pension plans of any associate or majority-owned subsidiary of Parent, the Purchaser or Quad-C.

   Except as described in this Offer to Purchase, none of Parent, the Purchaser, Quad-C or, to the best of their knowledge, any of their respective directors, executive officers, general partners or controlling affiliates and none of the Management Shareholders has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies. Except as set forth in this Offer to Purchase, during the past two years, none of Parent, the Purchaser, Quad-C or, to the best of their knowledge, any of their respective directors, executive officers, general partners or controlling affiliates and none of the Management Shareholders has had any business relationship or transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the Commission applicable to the Offer. Except as set forth in this Offer to Purchase, during the past two years, there have been no contacts, negotiations or transactions between any of Parent, the Purchaser, Quad-C, or any of their subsidiaries or, to the best knowledge of Parent, the Purchaser or Quad-C any of their respective directors, executive officers, general partners or controlling affiliates and none of the Management Shareholders, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

   Available Information. Parent, the Purchaser and Quad-C are privately-held companies and are generally not subject to the information filing requirements of the Exchange Act, and are generally not required to file reports, proxy statements and other information with the Commission relating to their respective businesses, financial condition and other matters. However, pursuant to Rule 14d-3 under the Exchange Act, the Purchaser filed with the Commission a Schedule TO, together with exhibits, including this Offer to Purchase and the Merger Agreement, which provides certain additional information with respect to the Offer. The Schedule TO and any amendments thereto, including exhibits, should be available for inspection and copies should be obtainable at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such information should also be obtainable (i) by mail, upon payment of the Commission's customary charges, by writing to the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, Suite 1300, New York, NY 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661 and (ii) by accessing the commission's website on the Internet at http://www.sec.gov.

Conditions of the Offer.

   Notwithstanding any other term of the Offer or the Merger Agreement, the Purchaser is not required to accept for payment, purchase or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) of the Exchange Act, pay for, any tendered shares of Common Stock and may postpone the acceptance for payment or, subject to the restrictions referred to above, the payment for, any tendered shares of Common Stock, if (i) any applicable waiting period under the HSR Act has not expired or been terminated prior to the expiration of the Offer or (ii) the Minimum Condition shall not have been satisfied. In addition to and not limiting the foregoing, notwithstanding any other provision of the Offer, the Purchaser is not required to accept for payment or, subject to the applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act, pay for any tendered shares of Common Stock and may terminate, subject to the terms of the Merger Agreement, or amend the Offer and may postpone the acceptance of and payment for, tendered shares of Common Stock at any time on or after March 29, 2000 and at or before the time of acceptance of tendered shares of Common Stock for payment pursuant to the Offer or payment therefor (whether or not any tendered shares of Common Stock have been accepted for payment or paid for) if any of the following events shall occur:

   (a) there shall be threatened, instituted or pending any action or proceeding by any governmental entity, or by any other person, domestic or foreign, before any court of competent jurisdiction or governmental entity, which could reasonably be expected to: (i) make illegal, impede or otherwise directly or indirectly restrain, prohibit the Offer or the Merger or seeking to obtain material damages in connection therewith; (ii) prohibit or materially limit the ownership or operation by Parent or the Purchaser of all or any material portion of the business or assets of the Company and its subsidiaries taken as a whole or compel Parent or the Purchaser or their affiliates to dispose of or hold separately all or any material portion of the business or assets of Parent, the Purchaser or the Company and its subsidiaries taken as a whole, or seeking to impose any limitation on the ability of Parent or the Purchaser or their affiliates to conduct their business or own such assets; (iii) impose limitations on the ability of Parent or the Purchaser effectively to exercise full rights of ownership of the shares of Common Stock, including, without limitation, the right to vote any shares of Common Stock acquired or owned by Parent or the Purchaser on all matters properly presented to the Company's shareholders; (iv) require divestiture by Parent or the Purchaser of any shares of Common Stock; or (v) otherwise directly or indirectly relating to the Offer or the Merger and which would reasonably be expected to have a Material Adverse Effect on the Company, Parent or the Purchaser;

   (b) there shall be any statute, rule, regulation, legislation, interpretation, judgment, order or injunction, enacted, enforced, promulgated, amended or issued and applicable to (i) Parent, the Purchaser, the Company or any of its subsidiaries or (ii) the Offer or the Merger, by any legislative body or other governmental entity other than the routine application of the waiting period provisions of the HSR Act to the Offer or to the Merger, which could reasonably be expected to directly or indirectly, result in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above;

   (c) there shall have occurred any event, change, circumstance or occurrence that has had or that would reasonably be expected to have a Material Adverse Effect on the Company;

   (d) any of the representations or warranties made by the Company in the Merger Agreement shall be untrue or incorrect in any respect that when taken together with all such other representations and warranties that are not true and correct would reasonably be expected to have a Material Adverse Effect, in each case as of the date of the Merger Agreement or the date of consummation of the Offer, except that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date;

   (e) the Company shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of the Company to be performed or complied with by it under the Merger Agreement on or prior to the date of consummation of the Offer;

   (f) the Company's Board of Directors or any committee thereof shall have withdrawn, or shall have modified or amended in a manner adverse to Parent or the Purchaser, the approval, adoption or recommendation, as the case may be, of the Offer, the Merger or the Merger Agreement, or approved or recommended any Acquisition Transaction other than the Offer and the Merger or shall have announced a neutral position with respect to any Acquisition Transaction and not rejected such Acquisition Transaction within ten (10) business days after the announcement of such neutral position or after request by Parent, shall fail to reaffirm its approval and recommendation of the Offer, the Merger or the Merger Agreement within three (3) business days after Parent's request for such reaffirmation or shall have resolved to do any of the foregoing;

   (g) it shall have been publicly disclosed, or Parent or the Purchaser shall have otherwise learned, that beneficial ownership (determined for the purposes of this paragraph (g) as set forth in Rule 13d-3 promulgated under the Exchange
Act) of 15% or more of the shares of Common Stock has been acquired by any person or group (as defined in Section 13(d)(3) under the Exchange Act);

   (h) there shall have occurred, and be continuing, (i) any general suspension of, or limitation on prices for, trading in securities on The New York Stock Exchange or through the Nasdaq Stock Market, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) a commencement of a war, armed hostilities or other national or international crisis directly or indirectly involving the United States or (iv) in the case of any of the foregoing clauses (i) through (iii) existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

   (i) Parent and the Purchaser shall not have obtained the financing set forth in the Commitment Letter; or

    (j) the Merger Agreement shall have been terminated in accordance with its terms.

   "Material Adverse Effect" shall mean, (i) when used with respect to the Company, any materially adverse change in or effect on the business, assets, liabilities, properties, condition (financial or otherwise) or results of operations of the Company and its subsidiaries taken as a whole, other than (A) changes or effects that are or result from occurrences relating to the economy in general or the furniture industry in general and not specifically relating to the Company, (B) set forth or described in the reports filed by the Company with the Commission prior to March 29, 2000, (C) changes or effects that result from the loss of customers or delay or cancellation or cessation of orders for the Company's products directly attributable to the announcement of the Merger Agreement or (D) changes or effects arising solely as a result of any decline in the market price of the shares of Common Stock or (ii) when used with respect to Parent, the Purchaser or the Company, as the case may be, any materially adverse change in or effect on the ability of Parent, the Purchaser or the Company, as the case may be, to perform their respective obligations under the Merger Agreement and/or under the Voting Agreement.

   The foregoing conditions are for the sole benefit of Parent and the Purchaser and may be asserted by Parent or the Purchaser or may be waived by Parent or the Purchaser, in whole or part, at any time and from time to time, in the reasonable discretion of Parent or the Purchaser (subject to the terms of the Merger Agreement). The failure by Parent or the Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any right and each right will be deemed an ongoing right which may be asserted at any time and from time to time.

Certain Legal Matters.

   General. Except as otherwise disclosed herein, neither Parent nor the Purchaser is aware of (i) any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the acquisition of shares of Common Stock by the Purchaser pursuant to the Offer, Merger or otherwise or (ii) any approval or other action by any governmental, administrative or regulatory agency or authority, domestic or foreign, that would be required for the acquisition or ownership of shares of Common Stock by the Purchaser as contemplated herein. Should any such approval or other action be required, the Purchaser currently contemplates that it would seek such approval or action. The Purchaser's obligation under the Offer to accept for payment and pay for shares of Common Stock is subject to certain conditions. See "THE TENDER OFFER--Conditions of the Offer". While, except as described in this Offer to Purchase, the Purchaser does not currently intend to delay the acceptance for payment of shares of Common Stock tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or action, if needed, would be obtained or would be obtained without substantial conditions or that adverse consequences might not result to the business of the Company, Parent or the Purchaser or that certain parts of the businesses of the Company, Parent or the Purchaser might not have to be disposed of in the event that such approvals were not obtained or any other actions were not taken.

   Virginia Affiliated Transactions Statute. The Company is also subject to
Article 14 (the "Affiliated Transactions Statute") of the VSCA. The Affiliated Transactions Statute generally prohibits a publicly held Virginia corporation from engaging in an "affiliated transaction" with an "interested shareholder" for a period of three years after the date of the transaction in which the person became an interested shareholder, unless (i) a majority of disinterested directors approved in advance the transaction in which the interested shareholder became an interested shareholder, or (ii) the affiliated transaction is approved by the affirmative vote of a majority of the disinterested directors and by the affirmative vote of the holders of two-thirds of the voting shares other than the shares beneficially owned by the interested shareholder. A corporation may engage in an affiliated transaction with an interested shareholder beginning three years after the date of the transaction in which the person became an interested shareholder if (A) the transaction is approved by a majority of the disinterested directors or by the affirmative vote of the holders of two-thirds of the voting shares other than the shares beneficially owned by the interested shareholder, or (B) the transaction complies with certain statutory fair price provisions.

   Subject to certain exceptions, under the VSCA an "interested shareholder" is a person who beneficially owns more than 10% or more of any class of the corporation's outstanding voting securities or an affiliate or associate of the corporation that was an interested shareholder at any time within the preceding three years. In general terms, an "affiliated transaction" includes: (i) any merger or share exchange with an interested shareholder; (ii) the transfer to any interested shareholder of corporate assets with a fair market value greater than 5% of the corporation's consolidated net worth; (iii) the issuance to any interested shareholder of voting shares with a fair market value greater than 5% of the aggregate fair market value of all outstanding voting shares of the corporation; (iv) any reclassification of securities or corporate reorganization that will have the effect of increasing by more than 5% or more the percentage of the corporation's outstanding voting shares beneficially owned by any interested shareholder; and (v) the dissolution of the corporation if proposed by or on behalf of any interested shareholder.

   As a part of the Board of Directors' approval of the Merger Agreement and the transactions contemplated thereby, the Company's Board of Directors also took action to make the provisions of the Affiliated Transactions Statute not applicable to the acquisition of the shares of Common Stock pursuant to the Offer and the Merger.

   Control Share Acquisition Statute. The Company is also subject to Article
14.1 of the VSCA (the "Control Share Acquisition Statute"). The Control Share Acquisition Statute provides that shares of a publicly held Virginia corporation that are acquired in a "control share acquisition" generally will have no voting rights unless such rights are conferred on those shares by the vote of the holders of a majority of all the outstanding shares other than interested shares. A control share acquisition is defined, with certain exceptions, as the acquisition of the beneficial ownership of voting shares which would cause the acquirer to have voting power within the following ranges or to move upward from one range into another: (i) 20% to 33 1/3 %; (ii) 33 1/3% to 50%; or (iii) more than 50%, of such votes.

   The Control Share Acquisition Statute does not apply to an acquisition of shares of a publicly held Virginia corporation (i) pursuant to a merger or share exchange effected in compliance with the VSCA if the issuing public corporation is a party to the merger or share exchange agreement, (ii) pursuant to a tender or exchange offer that is made pursuant to an agreement to which the issuing public corporation is a party, or (iii) directly from the issuing public corporation.

   On March 29, 2000, the Company's Board of Directors amended the Bylaws of the Company to provide that the Control Share Acquisition Statute shall not apply to any acquisition of the capital stock of the Company. Therefore, the provisions of the Control Share Acquisition Statute are not applicable to the Offer and the Merger and the other transactions contemplated by the Merger Agreement.

   State Takeover Laws. In addition to Virginia, a number of other states have adopted laws and regulations applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, shareholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. In Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987 in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror of "Control Shares" (ones representing ownership in excess of a certain voting power threshold, e.g., 20%, 33% or 50%) from voting on the affairs of a target corporation without the prior approval of the remaining shareholders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of holders in the state and were incorporated there.

   The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. Based on representations made by the Company in the Merger Agreement, the Purchaser does not believe that any state takeover statutes apply to the Offer. Neither Parent nor the Purchaser has currently complied with any state takeover statute or regulation. The Purchaser reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer or the Merger and nothing in this Offer to Purchase or any action taken in connection with the Offer or the Merger is intended as a waiver of such right. In the event it is asserted that one or more state takeover laws is applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, the Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, the Purchaser might be unable to accept for payment any shares of Common Stock tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer and the Merger. In such case, the Purchaser may not be obligated to accept for payment any shares of Common Stock tendered. See "THE TENDER OFFER--Conditions of the Offer".

   Going Private Transactions. Rule 13e-3 under the Exchange Act is applicable to certain "going private" transactions. Rule 13e-3 will be applicable to the Offer. Rule 13e-3 requires, among other things, that certain financial information regarding the Company and certain information regarding the fairness of the Merger and the consideration offered to shareholders of the Company therein be filed with the Commission and disclosed to shareholders of the Company prior to consummation of the Merger. See "SPECIAL FACTORS-- Background of the Offer".

 Regulatory Approvals.

   Antitrust. Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission ("FTC"), certain mergers and acquisitions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. The acquisition of shares of Common Stock by the Purchaser pursuant to the Offer is subject to the HSR Act requirements.

   Under the provisions of the HSR Act applicable to the purchase of shares of Common Stock pursuant to the Offer, such purchase may not be made until the expiration of a fifteen calendar day waiting period following the required filing of a Notification and Report Form under the HSR Act by Parent, which Parent submitted on April 3, 2000. Accordingly, the waiting period under the HSR Act will expire at 11:59 P.M., New York City time, on April 18, 2000, which is the fifteenth calendar day following filing of the Notification and Report Form by Parent, unless early termination of the waiting period is granted or Parent receives a request for additional information or documentary material prior thereto. If either the FTC or the Antitrust Division were to request additional information or documentary material from Parent prior to the expiration of the fifteen day waiting period, the waiting period would be extended and would expire at 11:59 P.M., New York City time, on the tenth calendar day after the date of substantial compliance by Parent with such request. Thereafter, the waiting period could be extended only by court order or by consent of Parent. If the acquisition of shares of Common Stock is delayed pursuant to a request by the FTC or the Antitrust Division for additional information or documentary material pursuant to the HSR Act, the purchase of and payment for shares of Common Stock pursuant to the Offer will be deferred until ten days after the request is substantially complied with unless the waiting period is terminated sooner by the FTC or the Antitrust Division (and assuming all of the other Offer conditions have been satisfied or waived). See "THE TENDER OFFER--Acceptance for Payment and Payment for Shares of Common Stock". Only one extension of such waiting period pursuant to a request for additional information or documentary material is authorized by the rules promulgated under the HSR Act, except by court order or by consent. Although the Company is required to file certain information and documentary material with the Antitrust Division and the FTC in connection with the Offer, neither the Company's failure to make such filings nor a request to the Company from the Antitrust Division or the FTC for additional information or documentary material will extend the waiting period. However, if the Antitrust Division or the FTC raises substantive issues in connection with a proposed transaction, the parties frequently engage in negotiations with the relevant governmental agency concerning possible means of addressing these issues and may agree to delay consummation of the transaction while such negotiations continue.

   The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the proposed acquisition of shares of Common Stock by the Purchaser pursuant to the Offer. At any time before or after the Purchaser's purchase of shares of Common Stock, either the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the acquisition of shares of Common Stock pursuant to the Offer or seeking divestiture of shares of Common Stock acquired by the Purchaser or divestiture of substantial assets of Parent, the Company or any of their respective subsidiaries. State attorneys general may also bring legal action under the antitrust laws, and private parties may bring such action under certain circumstances. Parent and the Purchaser believe that the acquisition of shares of Common Stock by the Purchaser will not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if a challenge is made, what the result will be. See "THE TENDER OFFER--Conditions of the Offer" for certain conditions to the Offer, including conditions with respect to litigation and certain governmental actions.

Fees and Expenses.

   Except as set forth below, neither Parent nor the Purchaser will pay any fees or commissions to any broker, dealer or other person for soliciting tenders of shares of Common Stock pursuant to the Offer.

   The Purchaser and Parent have retained First Union National Bank as the Depositary. The Depositary has not been retained to make solicitations or recommendations in its role as Depositary. The Depositary will receive reasonable and customary compensation for its services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under the United States federal securities laws.

   In addition, the Purchaser and Parent have retained Morrow & Co., Inc. to act as the Information Agent in connection with the Offer. The Information Agent will receive reasonable and customary compensation for its services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under the United States federal securities laws.

   Brokers, dealers, commercial banks and trust companies will be reimbursed by the Purchaser for customary mailing and handling expenses incurred by them in forwarding offering material to their customers.

   It is estimated that the fees and expenses incurred by Parent, the Purchaser and the Surviving Corporation in connection with the Offer, the Merger and the other transactions contemplated by the Merger Agreement will be approximately as set forth below:

      Financing and Commitment Fees................................. $3,425,000
      Investment Banking Fees.......................................  1,300,000
      Filing Fees...................................................     15,000
      Quad-C Transaction Fee........................................  1,300,000
      Legal Fees and Expenses.......................................  1,150,000
      Accounting and Consultants' Fees and Expenses.................    341,000
      Printing and Mailing Costs....................................    100,000
      Miscellaneous.................................................    250,000
        Total....................................................... $7,881,000

   Under certain circumstances, the Company is obligated to reimburse the Purchaser for certain expenses and to pay the Purchaser the Termination Fee. See "SPECIAL FACTORS--Merger Agreement."

   Miscellaneous.

   The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of shares of Common Stock in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, the Purchaser may, in its sole discretion, take such action as it may deem necessary to make the Offer in any such jurisdiction and extend the Offer to holders of shares of Common Stock in such jurisdiction.

   The Purchaser is not aware of any jurisdiction in which the making of the Offer or the acceptance of shares of Common Stock in connection therewith would not be in compliance with the laws of such jurisdiction.

   No person has been authorized to give any information or make any representation on behalf of Parent or the Purchaser not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

   Parent and the Purchaser have filed with the Commission the Schedule TO, together with exhibits, pursuant to Section 14(d)(1) of the Exchange Act and Rule 14d-3 promulgated thereunder, furnishing certain additional information with respect to the Offer, and may file amendments thereto. The Schedule TO and any amendments thereto, including exhibits, may be inspected at, and copies may be obtained from, the same places and in the manner set forth in "THE TENDER OFFER--Certain Information Concerning the Company" (except that they will not be available at the regional offices of the Commission).

April 7, 2000                                            Pine Acquisition Corp.

                                   SCHEDULE I

               INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE
 OFFICERS OF PINE HOLDINGS, INC., PINE ACQUISITION CORP. AND THE MEMBERS OF THE
                   GENERAL PARTNER OF QUAD-C PARTNERS V, L.P.

   1. Members of QUAD-C ADVISORS V, L.L.C., the General Partner of Quad-C Partners V, L.P. Set forth below is the name, present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each Member of QUAD-C ADVISORS V, L.L.C. The principal address of QUAD-C ADVISORS V, L.L.C. and, unless indicated below, the current business address for each individual listed below is 230 East High Street, Charlottesville, Virginia 22902, Telephone: (804) 979-2070. Each such person is, unless indicated below, a citizen of the United States.

 Name and Current      Present Principal Occupation or Employment;
 Business Address      Material Positions Held During the Past Five Years
 ----------------      --------------------------------------------------
 Anthony R. Ignaczak   Partner of Quad-C Management, Inc. (5/93 to present).


 Edward T. Harvey, Jr. Vice President of Quad-C Management, Inc. (1/00 to present). Vice President of
                       Quad-C Inc. (4/90 to 12/99). Vice President of Quad-C Advisors V, LLC (4/98 to
                       present). General Partner of Quad-C Partners V, L.P. (4/98 to present). Director of Stimsonite Corporation (8/90 to 7/99).

 Terrence D. Daniels   President of Quad-C Management, Inc. (11/89 to present).


 Stephen M. Burns      Partner of Quad-C Management, Inc. (6/94 to present).

   2. Board of Directors and Executive Officers of PINE HOLDINGS, INC. Set forth below is the name, present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each member of the Board of Directors and each executive officer of PINE HOLDINGS, INC. The principal address of PINE HOLDINGS, INC. and, unless indicated below, the current business address for each individual listed below is c/o Quad-C Partners V, L.P., 230 East High Street, Charlottesville, Virginia 22902, Telephone: (804) 979-2070. Each such person is, unless indicated below, a citizen of the United States.

 Name and Current    Present Principal Occupation or Employment;
 Business Address    Material Positions Held During the Past Five Years
 ----------------    --------------------------------------------------
 Anthony R. Ignaczak Partner of Quad-C Management, Inc. (5/93 to present).


 Franklin H. Winslow Associate of Quad-C Management, Inc. (1998 to present). Consultant of Public
                     Financial Mgmt. (1996 to 1998).

   3. Directors and Executive Officers of PINE ACQUISITION CORP. Set forth below is the name, present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each director and executive officer of PINE ACQUISITION CORP. Each person identified below has held his position since the formation of Pine Acquisition, Inc. in March 2000. The principal address of PINE ACQUISITION CORP. is 1013 Center Road, Wilmington, Delaware 19805, Telephone: (800) 927-9800. The current business address for each individual listed below, unless indicated below, is 230 East High Street, Charlottesville, Virginia 22902, Telephone: (804) 979-2070. Each such person is, unless indicated below, a citizen of the United States. Directors are identified by an asterisk.

 Name and Current    Present Principal Occupation or Employment;
 Business Address    Material Positions Held During the Past Five Years
 ----------------    --------------------------------------------------
 Anthony R. Ignaczak Partner of Quad-C Management, Inc. (5/93 to present).


 Franklin H. Winslow Associate of Quad-C Management, Inc. (1998 to present). Consultant of Public
                     Financial Mgmt. (1996 to 1998).

   4. Ownership of shares of Common Stock by Members, Directors and Executive Officers. To the best knowledge of Quad-C Partners V, L.P., Pine Holdings Inc. and Pine Acquisition, Inc., none of the persons listed on this Schedule I beneficially owns or has a right to acquire directly or indirectly any shares of Common Stock, and none of the persons listed on this Schedule I has effected any transactions in the shares of Common Stock during the past 60 days.

                                  SCHEDULE II

   1. Directors and Executive Officers of PULASKI FURNITURE CORPORATION. Set forth below is the name, present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each director and executive officer of PULASKI FURNITURE CORPORATION. The principal address of PULASKI FURNITURE CORPORATION is One Pulaski Square, Pulaski, Virginia 24301, Telephone: (540) 994-5270. The current business address for each individual listed below, unless indicated below, is One Pulaski Square, Pulaski, Virginia 24301, Telephone: (540) 994-5270. Each such person is, unless indicated below, a citizen of the United States. Directors are identified by an asterisk.

 Name, Age and Current      Present Principal Occupation or Employment;
 Business Address           Material Positions Held During the Past Five Years
 ---------------------      --------------------------------------------------
 Hugh V. White, Jr.*....... Director of Pulaski Furniture Corporation (1978 to present). Retired, Former
                            Partner of Hunton & Williams (1969 to 1999). Director of Chesapeake
                            Corporation.
 Raymond E. Winters, Jr.... Vice President of Operations of Pulaski Furniture Corporation (1998 to
                            present). Director of Continuous Improvement of Pulaski Furniture Corporation
                            (1995 to 1998). Director of Manufacturing of Rowe Companies Inc.
 Randolph V. Chrisley...... Senior Vice President for Sales of Pulaski Furniture Corporation (1983 to
                            present). Director of CNB Holdings.
 Carl W. Hoffman........... Treasurer of Pulaski Furniture Corporation (1999 to present). Controller of
                            Pulaski Furniture Corporation (1996 to 1999). Staff Accountant of Pulaski
                            Furniture Corporation (1990 to 1996).
 John G. Wampler*.......... Director, President and Chief Executive Officer of Pulaski Furniture
                            Corporation (1997 to present). President and Chief Operating Officer of
                            Pulaski Furniture Corporation (1992 to 1997).
 Harry J.G. van Beek*...... Director of Pulaski Furniture Corporation (1996 to present). President of
                            Klockner Capital Corp. Inc. (1993 to present). Former President of Klockner
                            Pentaplast of America, Inc.
 Robert C. Greening, Jr.*.. Director of Pulaski Furniture Corporation (1998 to present). Vice President and General Manager of Neiman Marcus Northbrook (1994 to present).
 James W. Stout............ Vice President of Manufacturing of Pulaski Furniture Corporation (1996 to
                            present). Group Manager of Plants 1, 11, and 12 of Pulaski Furniture
                            Corporation (1995 to 1997). Plant Manager of Pulaski Furniture Corporation's
                            plant in Pulaski, Virginia (1975 to 1996).
 Harry H. Warner*.......... Chairman of the Board of Pulaski Furniture Corporation (1999 to present).
                            Financial Consultant, real estate developer. Director of Chesapeake
                            Corporation. Director of Allied Research Corporation. Director of Virginia
                            Management Investment Corp.
 Paul J. Purcell........... Vice President of Credit Administration of Pulaski Furniture Corporation
                            (1998 to present). Director of Credit and Collections of Pulaski Furniture
                            Corporation (1993 to 1998).
 Ira S. Crawford........... Senior Vice President of Administration of Pulaski Furniture Corporation
                            (1978 to present).
 James H. Kelly............ Senior Vice President of Product Development (1971 to present).

   2. Ownership of shares of Common Stock by Members, Directors and Executive Officers. Except for the transactions described in this Offer to Purchase, none of the persons listed on this Schedule I has effected any transactions in the shares of Common Stock during the past 60 days.

                                           Sole      Shared
                                          Voting     Voting
                                           and        and             Aggregate
                                        Investment Investment         Percentage
                                        Power (1)  Power (2)   Total    Owned
                 Name                   ---------- ---------- ------- ----------
Harry J.G. van Beek....................    1,500       --       1,500      *
Randolph V. Chrisley...................   39,312       --      39,312    1.4%
Ira S. Crawford........................   33,671       --      33,671    1.2%
Robert C. Greening, Jr.................      850       --         850      *
James H. Kelly.........................   50,263     1,554     51,817    1.8%
James W. Stout.........................   27,384       --      27,384      *
John G. Wampler........................   68,483     5,040     73,523    2.5%
Harry H. Warner........................    5,442       --       5,442      *
Hugh V. White, Jr......................    4,400     3,400      7,800      *
All Directors and Officers
 as a group (13 persons)...............  240,462     9,994    250,456    8.6%

--------
*  Less than 1%
(1) Includes 15,000 shares that may be acquired within 60 days under the Corporation's stock incentive plans and shares held in various fiduciary capacities.
(2) Includes shares owned by relatives and in certain trust relationships. These shares may be deemed to be beneficially owned under Rules and Regulations of the Securities and Exchange Commission, but the inclusion of these shares does not constitute an admission of beneficial ownership.

   Copies of the Letter of Transmittal, properly completed and duly signed, will be accepted. The Letter of Transmittal, certificates and any other required documents should be sent by each Holder or such Holder's broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of the addresses set forth below:

                       The Depositary for the Offer is:

                           First Union National Bank

           By Mail:                        By Hand/Overnight Courier:


   First Union National Bank               First Union National Bank
  1525 West W.T. Harris Blvd.             1525 West W.T. Harris Blvd.
      Charlotte, NC 28288                     Charlotte, NC 28262
  Attn: Corporate Actions NC-1153        Attn: Corporate Actions NC-1153

                                (800) 829-4232

   Questions and requests for assistance may be directed to the Information Agent at their address and telephone number as set forth below. Additional copies of this Offer to Purchase, the Letter of Transmittal, or other related tender offer materials may be obtained from the Information Agent or from brokers, dealers, commercial banks or trust companies.

                    The Information Agent for the Offer is:

                              MORROW & CO., INC.
                                445 Park Avenue
                                   5th Floor
                           New York, New York 10022
                          Call Collect (212) 754-8000
            Banks and Brokerage Firms, Please Call: (800) 662-5200

                   Shareholders, Please Call: (800) 566-9061